AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August     , 2001
REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            UPSIDE DEVELOPMENT, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

             DELAWARE                                  39-1765590
             --------                                 ------------
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                        141 North Main Street, Suite 207
                           West Bend, Wisconsin 53095
                       -----------------------------------
               (Address of Principal Executive Office) (Zip Code)

                         Commission File No.: 000-26235

                     Michael Porter, Chief Executive Officer
          141 North Main Street, Suite 207, West Bend, Wisconsin 53095
                                 (262) 334-4500
                        ---------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381
                              (631) 737-8382 (fax)

       Securities to be registered pursuant to Section 12(b) of the Act:

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                             ------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                  -------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
                                    Proposed       Proposed
Title of            Amount          Maximum        Maximum          Amount of
Securities to       to be           Offering Price Aggregate        Registration
Be Registered       Registered      Per Share(1)   Offering Price(1)Fee
----------------    ----------      -------------  ---------------- ------------
Common Stock,       22,690,100      $0.075         $1,701,757.50    $449.26
par value $.01
per share
-----------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on July 31, 2001.
-----------------------------------------------------------------------------
================================================================================

(1) The shares of common stock are being registered hereby for the account of certain shareholders of Upside Development, Inc. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.

(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

This prospectus is part of a shelf registration statement, which Upside Development, Inc. has filed with the Securities and Exchange Commission. Under the shelf registration statement, Upside Development may offer shares of common stock, warrants or other rights to purchase shares of capital stock. In addition, up to 22,690,100 shares of common stock may be offered by certain selling stockholders. Under the shelf registration process, we and the selling stockholders may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Our common stock is listed on the Nasdaq Over the Counter Bulletin Board under the symbol "UPSD". In addition to common stock, we also have shares of preferred stock issued and outstanding. The rights of holders of common stock and preferred stock differ with respect to some aspects of convertibility and voting (See" Preferred Stock"). We will not offer or sell any shares of preferred stock under this prospectus. This prospectus provides a general description of the securities that we may offer. Each time we sell shares of common stock or warrants or other rights, we will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

                                22,690,100 Shares

                            UPSIDE DEVELOPMENT, INC.

                                  Common Stock

This prospectus relates to 22,690,100 shares of common stock of Upside Development, Inc., a Delaware corporation ("Upside Development"). These shares are offered by the selling shareholders and securityholders ("Selling Shareholders"). Upside Development will not receive any of the proceeds from any sales of the shares, except those sold pursuant to the Note Purchase Agreement, annexed hereto as Exhibit 6(j). Some of the selling shareholders are entitled to acquire the shares by converting convertible notes. If the selling securityholders fully convert their convertible notes, Upside Development will not have to repay the principal amount of the convertible notes. See "Selling Shareholders."

The common stock is traded on the OTC Electronic Bulletin Board under the symbol "UPSD." On July 27, 2001, the last reported sale price for the common stock, as reported on the OTC Electronic Bulletin Board, was $0.075 Per share. The selling shareholders may, from time to time, sell the shares at market prices prevailing on Nasdaq at the time of the sale or at negotiated prices under the terms described under the caption "Plan of Distribution."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 7 .

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

AVAILABLE INFORMATION

         Upside Development is subject to informational requirements of the Securities Exchange Act of 1934. In accordance with the 1934 Act, Upside Development files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copies at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-(800)-SEC-0330 for further information on the Public Reference Room. Upside Development's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         Upside Development has filed a registration statement for Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Michael Porter, 141 N. Main Street, Suite 207, West Bend, Wisconsin 53095, telephone number
(262) 334-4500.


TABLE OF CONTENTS
                                                 Page
                                                 ----
Prospectus Summary...........................       6
Summary Financial Information................       7
Risk Factors.................................       7
Use of Proceeds..............................      10
Dilution.....................................      11
Selling Shareholders.........................      11
Shares Eligible for Future Sale..............      13
Plan of Distribution.........................      14
Where you can find more Information..........      15
Legal Proceedings............................      16
Management...................................      16
Description of Securities....................      18
Legal Matters................................      21
Experts......................................      21
Transfer Agent...............................      21
Business Strategy and Growth.................      22
Management Discussion and Analysis of Financial
         Condition and Results of Operations.      33
Liquidity and Capital Resources..............      36
Description of Property......................      37
Market for Common Equity.....................      37
Executive Compensation.......................      38
Financial Statements.........................      40

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Upside Development and its subsidiaries. Also, when we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Prospective investors should note that many factors, some of which are discussed elsewhere in this documents and in the exhibits, could affect the future financial results of Upside Development and its subsidiaries and could cause the results to differ materially from those expressed in our forward-looking statements contained in this document or the exhibits. These factors include the following:

     -    Operating, legal and regulatory risks;
     - Economic, political and competitive forces affecting our financial services business; and
     - The risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The accompanying information contained in this prospectus, as well as in Upside Development's 1934 Act filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to Upside Development are expressly qualified in their entirety by the foregoing cautionary statements.


SUMMARY

Alottafun!, Inc., now Upside Development, Inc., was originally established on August 15, 1993 as a distributor, and marketer of collectible toys and candy. We have marketed products that include tea sets, games, puzzles, books, plush toys, purses, ride-on cars, and a unique surprise box.

In May 1999, Alottafun!, now Upside Development, joint ventured with E-Commerce Fulfillment, LLC. which contracted with M.W Kasch, an independent U.S. toy distributor, to launch an e-commerce Internet portal called TOYPOP.COM. On February 28, 2000, we, and M.W. Kasch agreed to terminate our relationship and thereupon, M.W. Kasch Co. gave notice that effective March 28, 2000 our agreement with them was terminated. Our role was to manage marketing strategies, and to provide the electronic mediums for the sale, customer support, and fulfillment of products that joint venture purchase.

In October 1999, we commenced negotiations with a software developer, MHA, to jointly develop a business-to-business site that would allow toy manufacturers to sell direct to retailers as a further expansion of its TOYPOP site. We chose not to partner with MHA, and instead decided to pursue a business-to-business strategy ourselves. At Toy Fair 2000, we announced our strategy and began signing up both manufacturers and retailers. We announced our business-to-business Internet strategy on February 22, 2000.

On February 10, 2000, as a result of our independent pursuit of a business-to-business strategy without MHA, who hosted the TOYPOP Internet site, MHA shut down our TOYPOP site. We intend to remake the site into a channel in the new MRABA Internet initiative. Sales of toy products through the TOYPOP site amounted to $16,506 during the 1999 Holiday selling season, primarily due to the lack of marketing and the limited availability of the better selling toy products through M. W. Kasch.

We announced our business-to-business internet strategy on February 22, 2000. In May, 2000, we launched MRABA.COM; a B2B site devoted to the toy, candy and related children products industry.

As a process of developing the MRABA.com site, we developed a sophisticated software system called e-Logic. The e-Logic system is a web-based application developed for companies to provide integrated, real-time information for all aspects of a companies back office operations, including everything from order entry and processing through inventory tracking and cost accounting. We have initially entered into an agreement with Kamino International Transport, Inc., a New York based transportation and logistics company to provide the e-Logic System to their client base.

In January 2001, we signed letters of intent to acquire three tire recycling companies and a logistics company, allowing us to expand our technology expertise into a fast growth industry.


                          Summary Financial Information

                                             12/31/2000        3/31/2001
                                            -------------     -----------
Balance Sheet Data:
Total Assets                               $    65,572       $   212,217
Total Liabilities                              865,040           910,975
Total Stockholders' Deficit                   (799,468)         (698,758)

Statement of Operations:
Revenues                                       144,822            33,083
Expenses                                     2,498,154           293,665
Income (Loss) from Operations               (2,344,332)         (260,582)
Net Income (Loss)                           (2,344,387)         (308,025)
Income (Loss) Per Share                           (.18)             (.02)
Shares Used In Computing Net Income (Loss)  12,575,845        19,850,845
         Per Share

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in UPSIDE DEVELOPMENT. Our business, financial condition and results of operations could be adversely affected by these risks. You should be able to bear a complete loss of your investment.

We May Not Be Able To Manage Our Planned Rapid Growth.

         We expect to grow rapidly in the future. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.

         Implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, and our ability to finance increased levels of accounts receivable and inventory necessary to support sales growth, if any. Accordingly, we cannot assure you that our growth strategy will be implemented successfully.

A Few Customers May Account For A Large Portion Of Our Sales.

         In the early stage of our development of new products, a few customers may account for a large portion of sales. Except for receiving purchase orders for our products, we do expect to have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any large customer could adversely affect our business, financial condition and results of operations. In addition, pressure by a large customer seeking a reduction in prices, financial incentives, a change in other terms of sale or for our company to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.


We Depend On Our Key Personnel.

         Our success is largely dependent upon the experience and continued services of Michael Porter, our President and Chief Executive Officer. We cannot assure you that we would be able to find an appropriate replacement for Mr. Porter if the need should arise, and any loss or interruption of Mr. Porter's services could adversely affect our business, financial condition and results of operations.

         We don't maintain key-man life on Mr. Porter. Should either or both die, there may be serious and adverse consequences for the company.

Future Business Acquisitions.

The Company is engaging in preliminary talks to make further acquisitions in the tire recycling business. Tire recycling business is volatile. There is no assurance that we will be successful in operating in this field.


The Market Price Of Our Common Stock Will Be Volatile.

         Market prices of the securities of recycling companies are often volatile. The market price of our common stock will be affected by many factors, including:

     -    fluctuations in our financial results;
     - the actions of our customers and competitors (including new product line announcements and instructions);
     -    new regulations affecting foreign manufacturing;
     -    other factors affecting the toy industry in general; and
     -    sales of our common stock into the public market.

         In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies. The registration of these shares will have a depressive effect on the market price of our common stock.


Future Sales Of Our Shares Could Adversely Affect Our Stock Price.

         As of January 1, 2001, there were 16,360,437 shares of our common stock outstanding. An additional 58,300,000 shares of our common stock are issuable upon the conversion of our convertible preferred stock and upon the exercise of currently exercisable warrants and options. If all these shares were issued, we would have 44,660,437 shares of our common stock outstanding. Of this, 50,000,000 are shares that may be obtained from the conversion of the convertible preferred stock that requires the company to obtain sales of $5 million to $25 million.


Our Management Exercises Substantial Control Over Our Business.

         As of August 1, 2001, our directors and executive officers beneficially own upon conversion of stock options, in the aggregate, 6,521,407 shares of our common stock, representing approximately 39.9% of common stock outstanding. In addition, the Series A Preferred Stock held by Mr. Porter and Mr. Kashayar Pashakhan has the right to cast 25 votes per share on all matters submitted to the vote of other holders of Common Stock. The Series A Preferred Stock was issued to Mr. Porter and Mr. Pashakhan, to assure complete and unfettered control of the Company by its founders during its formative stages. The issuance of the Series A Preferred Stock constitute an anti-takeover device since the approval of any merger or acquisition of the Company will be completely dependent upon the approval of Mr. Porter and Mr. Pashakan.

         Each share of the Series A Preferred Stock is convertible into 10 shares of the Company's Common Stock at any time by the election or either Mr. Porter or Mr. Pashakanl. If either Mr. Porter or Mr. Pashakan elect to convert the Series A Preferred Stock into Common Stock, their relative ability to control the affairs of the Company would be reduced because upon conversion the Common Stock, which replaces the Preferred Stock, would only have one (1) per share as opposed to 25 votes per share.


In Our Operating History, We May Not Be Able To Successfully Manage Our Business To Achieve Profitability.

         We may not be able to grow our business as planned or ever become a profitable business. We began the most recent phase of our commercial operations that includes the MRABA web network in January 2000. Because of this very limited operating history, there are no meaningful financial results, which you can use to evaluate the merits of making an investment in us. Accordingly, investment decisions must be made based on our business prospects. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new venture. We also face the risks inherent in operating in the rapidly evolving markets for Internet products and services. If we are unable to successfully address these risks or grow our business as planned, the value of our common stock will be diminished.

The Report Of Our Independent Accountants Contains A Going Concern Qualification Which States That We May Not Be Able To Continue Our Operations.

         Our independent certified public accountants' report for the last fiscal year ended December 31, 2000 contains an explanatory paragraph. This paragraph states: "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company has sustained substantial losses since inception that total approximately $7,060,000 and has used cash in operations of approximately $804,000 and $687,000 for the years ended December 31, 2000 and 1999, respectively. The Company also has a negative working capital of $633,000 at December 31, 2000, negative net worth of approximately $799,000 at December 31, 2000, and is currently in default on approximately $80,000 of notes payable. Additionally, the Company has not had significant revenues over the past two years. These issues raise substantial doubt about the Company's ability to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise additional capital, as well as generate revenues sufficient to result in future profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."


This Prospectus Contains Forward-Looking Statements. These Statements May Prove To Be Inaccurate.

         Some  of  the  statements  in  this   prospectus  are   forward-looking
statements  that  involve  risks  and   uncertainties.   These   forward-looking
statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

"may," "plans," "will," "expects," "should," "believes," "estimates," "intends" and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.


USE OF PROCEEDS

         The Company will not receive any proceeds from the sale by the Selling Shareholders. The Company will receive the proceeds from the sale of securities registered herein and held until the Company determines it is needed to sell the securities pursuant to the Note Purchase Agreement with Augustine Associates, L.L.C., and annexed hereto as Exhibit 6(k). All the Selling Shareholder's will have the opportunity to sell their registered shares after the effective date of this registration statement become effective.



THE OFFERING

Common stock offered by selling shareholders:                  22,690,100 shares

Common stock outstanding, June 28, 2001, prior to the offering:40,678,214 shares

Common stock to be outstanding after the offering:             63,368,214 shares

         Nasdaq BB LISTING Market symbol....  UPSD



DILUTION

         A company's net tangible book value is equal to its total tangible assets minus its total liabilities. A company's net tangible book value per share is calculated by dividing its net tangible book value, by the total number of shares of common stock outstanding. As of December 31, 2000, we had a net tangible book value of (-831,200), or approximately (-.05) per share of common stock.

         There is no dilution upon the registration of the shares of the Selling Shareholders.

SELLING SHARE HOLDERS and SECURITY HOLDERS

         Except as otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of our common stock as of January 1, 2001 by the shareholders of the Company who are offering securities pursuant to this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. None of the Selling Shareholders have been an officer, or held any other material relationship with Upside Development, or its affiliates or predecessors, other than Gerald Couture, within the last three years. We will receive no proceeds from the sale of these shares.

                                            Number of            % of shares
Name                                        shares offered       Outstanding
SAS Trust #1                                150,000(1)               *
T-3 Group, Ltd                              48,750(1)                *
Roger Trevino Sr.                           73,334(1)                *
Roger Trevino Jr.                           73,333(1)                *
Patrick X. Trevino                          73,333(1)                *
Merger Communications                       15,000(1)                *
CDF Investor Relations                      135,000(1)               *
Robert Mitchell                             25,000(1)                *
Leibold Associates                          400,000(1)               *
Gordon G. Schmiedl                          7,000(1)                 *
Ted Weintraub                               3,000(1)                 *
Vilar Arts, Inc.                            40,000(1)                *
Traci Hutchings                             30,000(1)                *
Michael Lynch                               30,000(1)                *
Treat Entertainment                         100,000(1)               *
Great Lakes Packaging                       40,000(1)                *
Joseph Grinbaum                             60,000(2)                *
Robert Vivari                               25,000(2)                *
Gerald Couture                              500,000(4)               *
Edward Risdon                               15,000(2)                *
Norman Sugarman                             53,000(2)                *
A. William Lind                             22,500(2)                *
James Hohrine                               75,000(2)                *
Totte Multimedia                            150,000(1)               *
Vince Abbott                                556,000(2)               1.14%
Jacob Perl                                  900,000(2)               1.84%
Robert Vivari                               250,000(1)               *
F.G.P. Inc.                                 430,000(3)               *
Michele Carew                               100,000(3)               *
Paul Clemente                               100,000(3)               *
Dorothy Colamartino                         420,000(3)               *

Scott Moore                                 350,000(3)               *
OTC Success Partners                        1,000,000(3)             2.05%
eWebplace.com, Inc.                         1,300,000(2)             2.66%
Augustine Associates                        5,000,000(2)             10.2%
Clay Realty                                 2,306,850(2)             4.73%
Louis Mydlach                               112,000(3)               *
Hau & Associates                            50,000(1)                *
John Tenaglia                               278,000(2)               *
William Caparelli                           278,000(2)               *
Markhin Holdings                            3,500,000(2)             7.1%
Richard Ferrera                             75,000(2)                *
Anthony Mauriello                           40,000(2)                *
HRE Holdings, LLC                           1,000,000(2)             2.05%
Shares for Future Sale                      2,500,000                5.1%

TOTAL TO REGISTER                          22,690,100

(1)    Represents shares issued in exchange for services and settlement of debt.
(2)    Represents shares issued for cash to the Company
(3)    Represents shares issued in exchange for services.
(4)    Exercise of Options

(*)    Equals less that 1% of the issued and outstanding shares of the Company

SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company had outstanding 40,678,214 shares of its Common Stock. Of this amount, 22,690,100 shares of Common Stock are being registered on behalf of the Selling Shareholders. Of these shares, the 22,690,100 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any shares purchased by "Affiliates" or persons acting as "Underwriters" as these terms are defined under the Securities Act.

         The 18,831,667 shares of Common Stock held by existing shareholders are "Restricted" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"), and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 and Rule 701 promulgated under the Securities Act. The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may only be sold in accordance with the provisions of Rule 144 or Rule 701 of the Securities Act.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     (1)  1% of the then-outstanding shares of common stock; and
     (2) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. While the foregoing discussion is intended to summarize the material provisions of Rule 144, it may not describe all of the applicable provisions of Rule 144, and, accordingly, you are encouraged to consult the full text of that Rule.

         In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

         The possibility of future sales by existing stockholders under Rule 144 or otherwise including the sale of 22,690,100 shares registered under the Securities Act pursuant to this prospectus, will, in the future, have a depressive effect on the market price of our Common Stock, and such sales, if substantial might also adversely affect the Company's ability to raise additional capital. See "Description of Securities" and "Plan of Distribution."

          PLAN OF DISTRIBUTION

         Upside Development is registering the shares on behalf of the selling shareholders, as well as registering shares for sale by the Company to raise capital. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Upside Development. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

         Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling shareholders have advised Upside Development that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act. And, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Upside Development has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon Upside Development being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act. The supplement shall disclose (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon Upside Development being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                  WHERE YOU CAN FIND MORE INFORMATION

         We will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

         This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.


          LEGAL PROCEEDINGS

         The Company has an action pending wherein it is being sued by Paychex, the former payroll service for the Company for approximately $20,000. The Company anticipates that the matter will be settled and paid within the next thirty (30) days.

         There is threatened litigation against the company from MHA, the company's past web site host and e-commerce provider that terminated the company's TOYPOP website and refused to provide additional e-commerce support services. This dispute involves a claim that we failed to timely pay for past services rendered. However, there is no executed written contract between the parties. Also, MHA is refusing to turn over the HTML web pages that comprise our TOYPOP web site. MHA has also asserted certain copyright infringement and trade secret misappropriation claims. No lawsuit has been filed, merely an exchange of letters between respective counsel. If necessary, and if litigation is instituted, we plan to vigorously defend and assert substantial counterclaims. The likelihood of an unfavorable outcome is impossible to assess at this time. The maximum potential loss to us is also impossible to assess at this time.


MANAGEMENT

         Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that, given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information with respect to each person who is a director or an executive officer of the Company as of April 16, 2001.


NAME                       AGE      POSITION
---------                  ------   --------

Michael Porter             47       Chairman of the Board of Directors and
                                    Chief Executive Officer
Peter Paril                56       President, Director


Executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholder to serve for their term and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term.



BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS AND DIRECTORS

Michael Porter, Chief Executive Officer of Alottafun!, Inc. Founded the company in 1993. From 1985 through 1993, Mr. Porter co-founded and served as President and Chief Executive Officer of Everything's a $1.00, a one-price close out variety store. Mr. Porter served as Executive Vice President of its international operations. Prior to his involvement with Everything's a $1.00, Mr. Porter practiced law in the State of Virginia.

Peter Paril, President. Mr. Paril was formerly Senior Vice-President, Marketing and Sales of the Fruit and Flavors Division of Beatrice Foods. He has extensive experience in developing and managing various businesses. In 1989 he started Recyclers International, the first complete tire recycling business in New Jersey. The facility was able to collect and recycle 10,000 tires a day. The company was sold to Sumitomo Corporation in 1997, and since then Mr. Paril has been involved in the sale and marketing of crumb rubber.

Gerald Couture resigned as Vice President, Chief Financial Officer and Director on February 22, 2001, as part of the plan to restructure the management team of the company.

David Bezalel resigned as an officer and director of the Company, effective June 1, 2001.

Board of Directors

         The Company's Bylaws fix the size of the Board of Directors at no fewer than one and no more than seven members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently, there are three (3) directors who were elected on April 20, 1999. One Director was elected September 5, 2000.

Director Compensation

         A director who is an employee of the Company receives no additional compensation for services as director or for attendance at or participation in meetings except reimbursement of out-of-pocket expenses and options. Outside directors will be reimbursed for out-of-pocket expenditures incurred in attending or otherwise participating in meetings and may be issued stock options for serving as a director. The Company has no other arrangements regarding compensation for services as a director.

         A person is deemed to beneficially own voting securities that can be acquired by that person within 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that the options held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

         Because our CEO and chairman of the board, Michael Porter, and Mr. Pashakhan, will together continue to control UPSIDE DEVELOPMENT after the offering, your ability as a stockholder to influence the management of UPSIDE DEVELOPMENT will be extremely limited. Messrs Porter and Pashakahn through their beneficially ownership and the control afforded by the preferred stock issue can cast approximately 126,431,000 votes in all shareholder matters prior to this offering, and can similarly cast 126,431,000 votes or equivalent to a majority of the total votes that can be cast by the common stock holders and the preferred shareholders upon completion of this offering. They will continue to be in a position to significantly influence any matter put to a vote of our stockholders, including with respect to the election of our directors.

DESCRIPTION OF SECURITIES


GENERAL

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. Upon consummation of this offering, there will be 63,368,214 shares of common stock and 5,000,000 shares of preferred stock outstanding. The Company is currently obtaining the approval of the majority of the shareholders to amend the Certificate of Incorporation and increase the authorize Common Stock to 200,000,000 shares. It is expected that such amendment will be filed and effective prior to the registration statement being declared effective.

COMMON STOCK

         The authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value ("Common Stock"), and 5,000,000 of preferred stock, $.0001 par value ("Preferred Stock"), issuable in series. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to this registration statement and by the provisions of applicable Delaware law.

         As of May 3, 2001, there were 23,428,114 shares of Common Stock outstanding, held of record by approximately 200 stockholders. In addition, as of March 31, 2001, there were 8,300,000 shares of Common Stock subject to outstanding options.

         The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. However, Mr. Porter and Mr. Pashakhan, through their holdings of the voting Preferred Stock, control the affairs of the Company, including the election of directors. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of the liquidation by the Company, to receive pro-rata, all assets remaining after payment of debts and expenses and liquidation of the preferred stock. Holders of the Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, of the Company, each share of the Common Stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All the outstanding shares of Common Stock are fully paid and non-assessable.


PREFERRED STOCK

         The Board of Directors of the Company (without further action by the shareholders), has the option to issue from time to time authorized un-issued shares of Preferred Stock and determine the terms, limitations, residual rights, and preferences of such shares. The Company has the authority to issue up to 5,000,000 shares of Preferred Stock pursuant to action by its Board of
Directors. As of the date of this registration statement, the Company has outstanding 5,000,000 shares of Series A Preferred Stock. Two and One Half million of these shares are held by Mr. Porter and the other Two and One Half million are held by Mr. Pashakhan. Each share of the Series A Preferred Stock has the right to cast 25 votes per share on each and any matter on which the Common Stock is entitled to vote. Accordingly, Mr. Porter and Mr. Pashakhan are able to control the affairs and operations of the Company including, but not limited to, election of directors, sale of assets or other business opportunities. The Series A Preferred Stock has no dividend rights, redemption provisions, sinking fund provisions or preemptive rights. However, the Series A Preferred Stock holders have the right to convert each share of Series A Preferred Stock into ten (10) shares of the Company's Common Stock based upon the following targets. Each one-half (1/2) share of Series A Preferred Stock is convertible into five (5) shares of Common Stock at such time as the Corporation generates $5,000,000 of annual revenues in any twelve month period. Each 500,000 shares is convertible into 10 shares of Common Stock at such time as the Corporation generates $5,000,000 to $25,000,000 of annual revenue.

In the future, the Board of Directors of the Company has the authority to issue additional shares of Preferred Stock in series with rights, designations and preferences as determined by the Board of Directors. When any shares of Preferred Stock are issued, certain rights of the holders of Preferred Stock may affect the rights of the holders of Common Stock. The authority of the Board of Directors to issue shares of Preferred Stock with characteristics which it determines (such as preferential voting, conversion, redemption and liquidation rights) may have a deterrent effect on persons who might wish to take a takeover bid to purchase shares of the Company at a price, which might be attractive to its shareholders. However, the Board of Directors must fulfill its fiduciary obligation of the Company and its shareholders in evaluating any takeover bid.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

          - the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
          - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
          - on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.


          DIVIDENDS

         The Company has not paid any cash dividends on its common or preferred stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. The Company may issue shares of its common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve the performance and growth of the Company. Issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in the common stock of the Company.


          LEGAL MATTERS

         Legal matters in connection with this offering are being passed upon by the law firm of Michael S. Krome, P.C. Michael S. Krome, P.C., was issued 175,000 shares of Common Stock, paid in exchange for legal services performed in connection with this registration statement.

          EXPERTS

         The financial statements included in this prospectus and in the registration statement have been audited by Pender Newkirk and Company, independent certified public auditors, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report, given upon the authority of Pender Newkirk and Company, as experts in auditing and accounting. This report contains an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern.

          TRANSFER AGENT

        The transfer agent for the Company is: Manhattan Transfer Registrar Company of Lake Ronkonkoma, New York.

INDEMNIFICATION

Our by-laws include provisions permitted under Delaware law by which our officers and directors are to be indemnified against various liabilities. These provisions of the by-laws have no effect on any director's liability under federal securities laws or the availability of equitable remedies, including injunction or rescission, for breach of fiduciary duty. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.


BUSINESS STRATEGY and GROWTH

Our growth strategy will focus on the following:

     1.   Expand our technology expertise into the scrap tire business.
     2.   Market and expand the e-Logic software system.
     3. Expand and develop the MRABA.COM site to help implement a business to business interaction between retailers and manufacturers.

The Scrap Tire Market

General

The scrap tire market in the United States is one of the largest in the world. The Scrap Tire Management Council (STMC), based in Washington, D.C., estimates that there are over 270,000,000 tires discarded each year. In addition, there are currently over one billion tires stockpiled in the United States and an estimated 1,400,000,000 tires discarded annually worldwide. Although millions of tires are discarded every year, there has been no consensus on the best way to dispose of the tires. One of the early governmental responses to this problem was to require the tires be shred into small pieces to reduce the size of the tire dumps, the potential for fires, and the health hazards which existed because of mosquitoes and rodents which inhabit these tire dumps. The European Union, however, has issued a directive banning land filling of all tires, whether whole or shredded, by the year 2007. In an effort to induce recycling of tires in the United States, many states have enacted laws charging recycling fees on all new tire sales. The fees are deposited into state operated funds which are used for grants to fund tire recycling technology research projects and to compensate tire recyclers for recycling tires.

Estimated Total Scrap Tire Market: 1998 ( in Millions)

                           Fuel                               114
                           Cement kilns                        38
                           Pulp/Paper mills                    20
                           Dedicated tires to energy           16
                           Electric Utilities                  25
                           Industrial boilers                  15
                           Civil Engineering                   20
                           Products                            23
                           Ground Rubber                       15
                           Cut/Punched/Stamped                  8
                           Miscellaneous/Agriculture          5.5
                           Export                            15.0
                           Subtotal                         177.5

                           Total Generation                 270.0


The Tire Collection/Processing Industry

1.       Generators

These are the entities that generate the scrap tires, and include Retailers and Small Operators, Municipalities, Consumers, Junkyards, and Tire Manufacturers.

2.       Collectors

Tire are collected by a variety of entities, including Licensed dealers, Unlicensed (Tire Jockeys) and Municipalities

3.       Processors

There are approximately 400 companies processing tires in the United States and their output includes Whole tires, Shreds, Chips, Popcorn, and Ground or Crumb.

4.       Markets

o        Tire Derived Fuel (TDF)

          Currently, tire-derived fuel (TDF), or energy recovery, is the largest application for scrap tires in the United States. Overall, TDF consumed 114 million of the 270 million scrap tires generated in 1998.

o Facilities that can use TDF as a supplemental fuel include:

          Cement  kilns  (whole and  processed tire chips)
          Pulp and paper mills and boilers (chips)
          Industrial  boilers (chips)
          Utility   boilers  (chips)
          Dedicated scrap tire to energy plant (whole or chips)
          Resource  recovery facilities (chips)

o        Recycled rubber products

          Sidewalls
          Automobile mats
          Other rubber products

o        Civil Engineering Applications

         One of the fastest growing markets in the United States is the use of scrap tires in civil engineering applications. Civil engineering applications are generally defined as the use of scrap tires, either whole or processed, in lieu of conventional construction materials (i.e., clean fill, gravel, sand). In this regard, scrap tires have been/are being used as a light weight backfill, as road embankment fill, in leachate collection systems, as septic field drainage material, as alternate daily cover in landfills, as road base, as a thermal insulator (along housing foundations), as breakwaters, as side slope stabilizers, among other applications. This market application did not exist even six years ago. Today it consumes 20+ million scrap tires a year nation-wide. However, profitability in this market depends on the cost of traditional materials with which scrap tire materials compete. Because aggregate (gravel, etc.) is often less expensive than even the cost of processing scrap tire into chips, landfill applications often represent a net cost to the processor.

o        Crumb Rubber Applications

         Upside Development, Inc. is currently focusing it's the majority of its efforts on crumb rubber applications. Scrap tires can be processed into a product referred to as ground rubber. This material, also known as crumb rubber, can vary from particles as large as three-quarters of an inch in diameter to a particle size of 100 mesh (150 microns, or the consistency of talc powder). As would be expected, the uses for this material are a function of size and shape. Larger-sized particles (half to quarter inch) are used as cover material for playgrounds, as a soil amendment, as a turf treatment, and in several manufactured products (running tracks and mulch). The "larger" ground rubber sizes (4 - 16 mesh) are used as an amendment for asphalt binders, which is the largest single market for ground rubber. Ground rubber in the 20 - 80 mesh sizes is also incorporated into a wide range of manufactured products, including but not limited to soaker hoses, mats, carpet backing and mold and extruded copolymer materials. The ultra fine mesh (100 mesh and smaller) is used in tire manufacturing. This is the second largest market application for ground rubber.

         Prices of crumb rubber vary according to the mesh (size) of the rubber. The March 2001 issue of Scrap Tire and Rubber Users Directory, 2001, published by Recycling Research Institute, provided information regarding historical market prices of tire-derived materials, including crumb rubber.

         In 1999-2000, the average price of crumb rubber with a mesh of minus 10 was $.05 - .18 per pound. This is the size most commonly used in asphalt paving. Aftermarket products manufactured from press equipment use rubber of approximately minus 30 mesh, which for 1999-2000 was priced at $.08 - .32 per pound. Very finely ground crumb rubber which issuitable for de-vulcanization is usually minus 80-100 mesh. In 1999-2000 crumb this size ranged in price from $.17 - .75 per pound.

         There are over 1500 industries using crumb rubber today. Demand far exceeds supply. New industries and new uses surface at the rate of 25-50 a day as the crumb rubber industry advances its' techniques, accelerates its' output and improves its' quality., Windshield wipers, brake pedals and many more items used everyday can now be molded from crumb rubber. Customized mats and traffic safety devices are currently a high priority.

         The demand by environmental groups for a solutions to the tire "pile-up" has been persistent, loud and unyielding for over thirty years, culminating today in laws that render the production of crumb rubber no longer just a commercial venture, but now a government requirement.

         In an effort to minimize injuries, educational agencies have been budgeting in advance just on the hopes of acquiring enough crumb rubber to resurface their playgrounds, their tennis courts, swimming pools, tracks and gym floors. The days of using sand, concrete and wood are long gone. Some areas have resorted to using wood chips in a desperate attempt to find a safer surface, but this material has its' own set of problems. The reported injuries to both man and beast (horses, dogs etc.) in those areas using crumb rubber today have dropped dramatically since resurfacing. Government, educational and health agencies all agree, the only durable, cost-effective and safe surface for such use is crumb rubber, either in bulk or mat form. The safety of our children and the reduction of litigation stemming from such injuries more than justify expenditures budgeted for crumb rubber installation.

         Health agencies are now insistent on the use of crumb rubber in public facilities such as parks, golf courses, race tracks, sports arenas and other recreation areas. "Sand boxes", as we have known them for over 100 years are slowly being banned in public domains because of the incidence of stray cats using our children's play areas as litter boxes. The finest mesh crumb, which can be washed, sterilized and reused, is the product of choice now and will be the product-of-law over the next decade.

         Any industry using rubber, in any form, as its' principle raw material is now able to use crumb rubber to augment production. The probability is that future laws will require recycled rubber in production and the cost-effectiveness over raw rubber will demand it. Manufacturers will have no choice. Construction materials, i.e. roofing, siding and paints are but a few of those products already utilizing crumb in production. There are thousand of such uses as yet unexplored and thousands more which will completely improve the products we've come to know.

         As a result of today's increased use and proven success, crumb rubber is now a spot commodity on the Chicago Board of Trade. The advent of crumb rubber will open doors to products and solutions to problems far beyond anyone's wildest dreams.

         The Production of crumb rubber

         To produce crumb rubber, it is usually necessary to further reduce the size of the tire shred or chip. This is accomplished by grinding techniques generally categorized as ambient or cryogenic.

         Ambient Process

         Ambient grinding can be accomplished in two ways: granulation and cracker-mills. Ambient describes the temperature of the rubber or tire as it is being size reduced. Typically, the material enters the cracker-mill or granulator at "ambient" or room temperature. The temperature of the rubber will rise significantly during the process due to the friction generated as the material is being "torn apart." Granulators size reduce the rubber by means of a cutting and shearing action. Product size is controlled by a screen within the machine. Screens can be changed to vary end product size.

         Rubber particles produced in the granulation process generally have a cut surface shape, rough in texture, with similar dimensions on the cut edges.

         Cracker-mills - primary, secondary or finishing mills - are all very similar and operate on basically the same principle: they use two large rotating rollers with serrations cut in one or both of them. The roll configurations are what make them different. These rollers operate face-to-face in close tolerance at different speeds. Product size is controlled by the clearance between the rollers. Cracker-mills are low speed machines and the rubber is usually passed through 2-3 mills to achieve various particle size reductions and further liberate the steel and fiber components. The crumb rubber particles produced by the cracker-mill are typically long and narrow in shape and have a high surface area.

         Cryogenic Process

         Cryogenic processing refers to the use of liquid nitrogen or other materials/methods to freeze tire chips or rubber particles prior to size reduction. Most rubber becomes embrittled or "glass-like" at temperatures below -80(degree)F. The use of cryogenic temperatures can be applied at any stage of size reduction of scrap tires. Typically, the size of the feed material is a nominal 2 inch chip or smaller. The material is cooled in a tunnel style chamber or immersed in a "bath" of liquid nitrogen to reduce the temperature of the rubber or tire chip. The cooled rubber is ground in an impact type reduction unit, usually a hammermill. This process reduces the rubber to particles ranging from 1/4 inch minus to 30 mesh.

         Cryogenicsystems are expensive, costing from 4 to 20 million dollars. To date, the Company is not aware of any facility using a cryogenic system that is not subsidized by government grants or private grants from producers of liquid nitrogen. Although this process uses much more sophisticated technology, the process tends to be cumbersome and expensive to operate. Moreover, if the equipment is shut down for maintenance or repairs the entire system must be taken off line for a period of days. Another disadvantage of such systems is that the crumb rubber made by the cryogenic process has reduced elasticity, which limits the usefulness of the crumb rubber for after market products.

         Other Processes

         In addition to conventional ambient grinding techniques and the cryogenic process, there are several proprietary wet-grinding processes in use today in the U.S. for producing fine and super-fine grades of crumb rubber. Production of finer crumb rubber (40-60 mesh) and very fine (60- mesh) requires a secondary high intensity grinding stage.

         Micromilling, also called wet-grinding, is a patented grinding process in which tiny rubber particles are further size reduced by grinding in a liquid medium, usually water. Grinding is performed between two closely spaced grinding wheels. Fine mesh crumb or ground rubber can be used in asphalt rubber, roofing product, coating and sealant products, and as an ingredient in numerous automotive products including new tires.

         Crumb Rubber Markets - North America - 2000

         Asphalt Modification - 200 million lbs. - up from 97 million lbs. in 1995. Strong growth potential.

         Molded Products - 190 million lbs. - up from 14 million lbs. per year in 1995. Continuing R&D and equipment advances make this a good growth market. Products and applications include solid tires, truck bed liners, flooring tiles, traffic control products, home & garden products, wheels and wheel chocks.

         Tires/Automotive (includes brakes/friction market and other automotive parts) - 70 million lbs. - 11% of crumb rubber being consumed annually. Manufacturers currently use up to 5% per tire and are testing compounds with 10% or more recycled rubber content. Good growth potential. Products and applications include hoses, belts, friction materials (brake pads), trailer bumpers, mud flaps, pickup truck bed liners, brake pedal covers, door step pads
(Vans), air deflectors and splash guards.

         Athletic & Recreational - 60 millions lbs. - 9.8% of crumb rubber being consumed annually. Steadily growing market. Products and applications include soil amendments, top dressings, playground surfacing, parking lots/mulch applications, indoor/outdoor equestrian footing, asphalt, mats, running tracks and pour-in-place surfaces.

         Rubber/Plastic Blends - 20 million lbs. - 4% of crumb rubber being consumed annually. Products include truck bed liners, golf cart fenders, bumpers, etc.

         Construction - 17 million lbs.- includes roofing products, building materials, insulation and sound proofing.

         Surface Modified/Reclaim - 25 million lbs. - includes imported quantities.

         Animal Bedding - 25 million lbs. - new applications and production methods continue to push growth in this market.

                           Other    5 million lbs.
                           TOTAL    612 million lbs.

STRATEGY

         The first stage of Upside Development, Inc., is to enter into acquisition and joint venture agreements with strategically located companies. Each company is unique and provides a different service to the recycling effort, and each one will support one another with services that would normally be provided by a competitor.

         We plan on establishing, through acquisitions and joint ventures, strong presence in NY, NJ, PA, and OH. These particular states offer us access to used tires and countless crumb rubber applications. For manufacturers and consumers alike, the demand for crumb is well documented.

         We have signed letters of intent to acquire the following companies, however, there is no assurance that a definitive agreement will be reached resulting in the consummation of these acquisitions:

         In Ohio, Adriatic Tire is currently relocating its facilities. Adriatic's new location will be able to handle over 500,000 tires the first year and will have a rail siding. Tire shred will supplement any supply needs in West Virginia. In addition, Adriatic will take in overproduction and scrap EPDM rubber from local manufacturers to crumb into play ground mulch. This will go back into its distributor network for resale.

         Emert Grinding is a small manufacturer of crumb rubber, scrap tire processing machines and value added products, i.e., mats. The company is over 25 years old and is a very creative tire recycling company. It is located in Somerset, PA and fits perfectly into our line of distribution. The equipment, at this site, can shred and make crumb rubber at over 6,000 pounds per hour. Specialty products can also be made with their specially developed equipment. Ramping up to produce plastic and rubber lumber is currently on the drawing board.

         Canales Tire in Somers Point, NJ has over 50 years in the recycling business. They cover the lower two thirds of the State of New Jersey and can process over 2 million tires. The location of this facility is ideal, since they are 5 minutes from the Garden State Parkway and one mile south of the Atlantic City Expressway. This acquisition will provide us with land and hundreds of customers.

         The concerns of all of the States are basically the same. They need someone to collect and properly destroy the tires. Our expertise allows us to take tire recycling to the next level. Collect, shred, crumb and market are the four basic levels in our endeavor. There are, in addition numerous grants and subsidies that haven't been explored, that we will pursue.

THE E-LOGIC SOFTWARE SYSTEM

         e-Logic is a web-based application developed for companies to provide integrated, real-time information for all aspects of their back office operations. This includes everything from order entry and processing through inventory tracking and cost accounting.

         e-Logic is designed to reduce both the burden and expense associated with the operational and administrative aspects of managing a business. e-Logic helps by interfacing with other existing platforms and applications to allow a company to both generate and manage its' business at e-Speed.

         Unlike other software applications and EDI systems that are placed on their own servers or desktops, e-Logic is a secured, web-based application. Through static IP connections, e-Logic allows real-time information access to traveling executives, sales people and other branch office staff from any standard Internet connection.

How is e-Logic different from other applications on the market?

Unlike other software, e-Logic is a daily, real-time system accessible 24/7 by anyone throughout your company. Other applications developed by business-to-business exchanges promise increased sales or business resulting from a high traffic exchange. Most other applications involve a large investment of time, resources and money by paying high start-up and monthly fees. e-Logic is a cost-effective, user-friendly application that will enhance user ability to manage its' business.

Overview of Application Functions & Features:

Functions
o        Order Entry Module
o        Order Processing Module
o        Order Tracking System
o        Inbound/Outbound Tracking System
o        Real-time Inventory Tracking

o        Accounting Functions
o        Transportation Cost Tracking

Features & Capabilities

o        XML Import Capability
o        Allows for EDI Interfacing
o        Virtual Accessibility
o        Interface Capability
o        Unlimited Access
o        Commerce Controls Capability
o        Easy Upgrade Flexibility
o        Adding Modules
o        Interfaces with Internet Explorer
o        Internet Connection Needed

Order Entry

Flow of Data

An EDI system relies on transmitting data in batches and sending information hours later creating delays, inefficiencies, and operational breakdowns (not to mention getting an overwhelming amount of orders at one time). With e-Logic, when orders are entered, real-time data flows automatically from the Order Entry Module to the other application modules without human intervention. This will allow a company to keep pace with daily orders and take special attention to orders when placed, instead of being overwhelmed with an abundance of batched orders.

User-Friendly

Unlike other systems, e-Logic provides user-friendly tools that make processing orders extremely easy from any Internet connection with the point-and-click of a mouse.

Customer Information

e-Logic embeds customer information into the Order Entry module. With two clicks of a mouse, customer billing and shipping information is right in front of the user on a drop down screen displaying the entire product line with tiered pricing. Each order will generate an email to any related party requesting notification and customized invoices are ready for delivery.

Accounting Interface

The average company plugs in and re-enters data numerous times to complete one transaction. e-Logic solves this problem by eliminating much of the human invention required in finishing a transaction. Streamlining the data from the Order Entry module into the Accounting module replaces redundant data entry and increases accuracy.

Payment Processing

e-Logic has the ability to process orders for payment right from the Order Entry page. e-Logic currently accepts all major credit cards and processes checks online. In large volume businesses, using e-Logic reduces credit card and online check rates.

Viewing Client History

Immediately upon entering an order, e-Logic users have the ability to view client history from any Internet connection. e-Logic allows users to quickly gather information from multiple tracking numbers including client name, client number, purchase order number and reference number. This is a great feature for both traveling sales staff wanting to view customer information prior to meeting or for customer service associates needing quick access to information.

Real-Time Inventory
Real-Time Information

EDI systems claim to provide real-time inventory levels. Unfortunately, this is not always true since EDI systems send information in large batches providing obsolete information. Through continuous data flow, e-Logic provides users with real-time access to availability of product, pending orders and back orders.

The e-Logic Inventory module does not have to be installed or placed in any location. Through any Internet connection, all distribution stations, branch offices, customer service representatives, sales teams and independent brokers can now view all information through one application.

Interfacing with the Order Entry module, the Inventory module provides customer service, sales people and independent broker's with instant access to availability and gives management the tools needed for product / sale forecasts.

Multiple Level Inventory Management

Real-time inventory  management allows the user to view inventory at a number of
levels:   product   number,   product  name,   warehouse  and  location   within
warehouse(s).

Inbound / Outbound Tracking

The Inbound and Outbound Tracking module allows users to track product movement for both the receiving and sending end. The I/O Tracking module allows users and related people to get instant notification on designated points of transportation. This reduces the time and expense associated with traditional tracking done via telephone, fax, and paper.

Financial Reporting

e-Logic produces detailed financial reports needed to manage a business. It quickly identifies targets to focus on to yield "higher impact results." This is crucial in determining customer or product level profitably. Through the Order Entry and I/O Tracking modules, e-Logic provides related financial information to aid management in achieving targeted profit margins and monitoring your customer base.

We will continue to develop the e-Logic platform and apply that platform to our acquisitions. We plan on licensing this system for $12,500 per installation and we plan on charging a monthly maintenance fee of $250 - $1,000, based upon the number of transactions processed. In comparison to other products in the marketplace, our product should be competitive. To-date, we have not sold or licensed our e-Logic platform as we are continuing to develop its capabilities.

The e-Logic system will be used to integrate the recycling facilities to enable real-time management of inventory and processing. We believe this will give us a tremendous advantage over other companies in the marketplace.

MRABA.COM

MRABA.COM allows companies to sell products on the internet via a giant network of thousands of retailers. This is an opportunity to increase the distribution base and profits of e-Commerce participants. We believe that MRABA.COM will provides business customers with the combined abilities to purchase a broad range of quality products, access a wide variety of business-related services and research comprehensive business information, all at a single, user-friendly web site.

We currently offer business and business-related products in the following categories: Toys, candy, video games, software, computer hardware and office supplies.

We provide superior technology to showcase a company's merchandise and provide superior customer service. These elements include:

o        Superior Technology
         Superior technology provides the MRABA.COM merchant and enables various product departments to offer merchandise with excellent product presentations that are instantaneously published and fully integrated into the MRABA.COM network. The result is a compelling shopping experience for the retailer. Completed product sales through the system automatically generate orders for fulfillment.

o        Showcasing Merchandise
         With very little effort, MRABA.COM's flexible design capabilities exploit and presents product values. Quality photographs and descriptions are the raw materials needed to create an effective online presentation. Our internet specialists work with a company to create the initial product offering. When this initial product selection is launched, a participant can add, remove or modify the offering at any time using our simple internet-based management tools that require no special installation or training. By logging into the MRABA.COM BackOffice with a password, changes can be made directly through the desktop web-browser (Netscape, Internet Explorer or AOL) at any time. In addition to merchandising products in MRABA.COM's network, a company can also get to view all transactions and orders on a real time basis.

Product pages become easily accessed through the appropriate departments. A participant company also gains access to a variety of special promotional options that move merchandise in ways that will benefit their product offerings. Featured Selections and What's New are both areas that focus retailer's attention on specific products at the head of department pages. The Outlet Store and Auction House are other examples that present MRABA.COM member's selections including refurbished items, production over-runs and short-term clearance sales.

o        Superior Customer Service
         One of the biggest barriers to merchandising on the web is reliable and trustworthy customer service. We make the process easy for the participant company. We have refined and developed simple policies and procedures that are easy to use for the consumer.

We have made selling merchandise through the Internet an easy process for the participant company. The complexities of presenting and marketing merchandise as well as administrating customer service are all expeditiously and timely handled. By providing and delivering quality merchandise, a participant company benefits within the MRABA.COM internet portal community.

We regularly seek to expand our product offering categories and the breadth of products available in these categories through the creation of relationships with vendors and distributors. We believe that one of MRABA's competitive strengths will be our highly diverse product mix, allowing us to offer low margin commodity products as well as higher-margin specialty goods.

EMPLOYEES

As of April 13, 2001, we employed 6 persons, all of whom are full-time employees, including three executive officers. Our employment reflects our outsourcing of manufacturing and the establishment of strategic partnerships that allows us to minimize staffing. We believe that we have good relationships with our employees. None of our employees belong to a labor union.

MANAGEMENT'S DISCUSSION AND ANAYLSIS

The statements contained in this Report on Form SB-2, that are not purely historical, are forward-looking information and statements. These include statements regarding the Company's expectations, intentions, or strategies regarding future matters. All forward-looking statements included in this document are based on information available to the Company on the date hereof. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements contained in this Form SB-2. The forward-looking statements contained here-in are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments regarding, among other things, the Company's ability to secure financing or investment for capital expenditures, future economic and competitive market conditions, and future business decisions. All these matters are difficult or impossible to predict accurately and many of which may be beyond the control of the Company. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this form SB-2 will prove to be accurate.


GENERAL

We were founded in August 1993. Until we generated significant revenues in 1996, we were a development stage enterprise. During the development stage period, we devoted the majority of our efforts to development of a viable product line, testing of product concepts, developing channels of distribution, financing and marketing. These activities were funded by investments from stockholders and borrowings from unrelated third parties.

We have not, through the present time, been in a position to generate sufficient revenues during our limited operating history to fund on-going operating expenses or product development activities. As a result, we resorted to raising capital through equity fundings and from borrowings. In June of 1998, we acquired inventory, equipment, and goodwill of the Mother Hubbard's Creations toy line. We renamed the Mother Hubbard's Creations toy line Hearthside Treasures.

In May 1999, Alottafun! joint ventured with E-Commerce Fulfillment, LLC. which contracted with M.W Kasch, an independent U.S. toy distributor, to launch an e-commerce Internet portal called TOYPOP.COM. The Joint venture was owned 33.3% by E-Commerce Fulfillment and 67.7% by Alottafun!, Inc. E-Commerce Fulfillment
(ECF) was a wholly owned by Jeffrey C. Kasch, President of M.W. Kasch Company. On February 28, 2000, the M. W. Kasch and us agreed to terminate our relationship and thereupon, M.W. Kasch Co. gave notice that effective March 28, 2000 our agreement with them was terminated.

We announced our business-to-business Internet strategy on February 22, 2000. Our e-commerce site was originally launched on September 21, 1999. The Web-site e-commerce development program cost about $235,144 during 1999. In comparison with other retailers of toys, our expenditures were relatively small. Marketing expenditures included limited newspapers, radio, magazine, and internet advertisements. Our expected marketing program was not funded for the 1999 holiday selling season. Our lack of marketing resources has had a negative impact on our sales and our ability to meet our sales projections. Our
Toypop.com site was processing orders through February 10, 2000 when it was closed.

Our operating results may hinder our ability to raise additional capital to fund our operations going forward. To date, we have funded our Web-site e-commerce development with working capital provided by the sales of our securities and borrowings. However, there is no assurance that these working capital reserves will be sufficient to complete, launch, and market our e-commerce site. Furthermore, there is no assurance that we will be able to raise additional funds through securities sales and borrowings in the future.

We have sustained significant operating losses since inception resulting in an accumulated deficit of approximately $7,400,000 at March 31, 2001.

Because of the need for capital and the diminishing prospects for obtaining new monies, we have reduced our focus on the toy industry and concentrated our efforts on the scrap tire market. In an effort to develop a viable business model to realize value for our shareholders we were presented with "roll-up" opportunities with the scrap tire industry. This strategy utilizes proprietary experience that we developed in our business-to-business Internet initiatives. We have identified a strategy to focus all our future resources to develop a business model that focuses on the acquisition of smaller privately owned regional operations in the scrap tire recycling industry.

In January 2001, we signed letters of intent to acquire three tire recycling companies and a logistics company, allowing us to expand our technology expertise into a fast growth industry. We are currently seeking capital in order to complete these acquisitions, however, there is no assurance that we will be successful in securing this funding to secure these potential acquisitions.

We will continue to incur losses until we are able to complete acquisition within the tire recycling industry that will increase sales to a sufficient level to offset ongoing operating and administrative costs.


RESULTS OF OPERATIONS

Year ended December 31, 2000 compared to year ended December 31, 1999

Revenues

Total revenues for 2000 were $144,822 compared to $128,844 for 1999, which represents a increase of $15,978, or 12%. The increase was primarily the result of higher sales relating to our logistic product supply business. We focused our efforts primarily on expanding into the warehousing logistic industry and decreased our focus on toy and candy sales. There was no contribution from the Mother Hubbard product line during 2000.

Cost of Sales

Cost of sales for 2000 increased $48,522 or 49.1% to $147,190 from $98,669 in 1999. Cost of sales as a percentage of sales increased from 53% to 102% from

1999 to 2000. This increase was the result of lack of margins realized on logistic services as compared to the sale of our toy products in the prior year. Our lack of gross margins in 2000 are the result of higher than expected logistics costs incurred. During the year ended December 31, 2000, logistics costs were approximately $138,000. There was no comparable cost in the prior year.

Selling, General and Administrative Expenses

For the year ended December 31, 2000, total selling, general and administrative expenses ("S, G & A") were $2,167,645 as compared to $1,278,780, for 1999, a 70%
increase. This increase is attributed to additional expenses of personnel compensation, consultant fees and investor relation expenses incurred., which increased by approximately $96,000. These higher expenses were paid with our common stock. In addition, we incurred charges of $455,400 related to the write-off of warrants issued as deferred financing costs.

Interest Expense

Interest expense decreased 69%, or $173,031 to $80,154 for 2000 from $253,187 in 1999. This decrease in interest expense is attributed to the substantial charge for issuance of warrants at par value, a significant discount to the then market price of the common stock, as part of the funding of $400,000 through a convertible debenture in 1999.

Loss on disposal of impaired assets

During 2000, we experienced a loss from a write-off of fixed assets in the amount of $130,392 that were no longer being used in our business. These items consisted of dies, films, molds, trademarks, and packaging design costs. These assets were adjusted because of impairment associated with our ability to generate future cash flows from our toy business. These assets were adjusted for impairment in the year ended December 31, 2000 and there were no similar charges during the prior 1999 year.

Other expenses

During 2000 we realized a gain of $5,347 from trading securities while in the prior year we experienced losses of $271,686 from securities trading activities. The company discontinued securities trading in early 2000 after experiencing substantial losses.

Net Loss

The net loss and the net loss per share were $2,344,387 and $0.18 per share respectively, for 2000, as compared to a net loss and net loss per share of $1,816,158 and $0.23 per share respectively, for 1999. During 2000, there was a benefit from the forgiveness of debt of $74,352, or $0.01 per share. In 1999, there was also a benefit of $28,018 and $0.01 per share. The loss in 2000 over 1999 was an increase of $8,562 over the previous year. The loss per share was about 22% less than the previous year as more shares of our common stock was outstanding. For 2000, there were 16,360,437 shares of common stock outstanding at year end as compared to 3,808,033 shares outstanding at the year end 1999. This represents more than a fourfold increase in shares outstanding in 2000 over the previous year.

Three months ended March 31, 2001 compared to three months ended March 31, 2000

Total revenue for the three months ended March 31, 2001 was $33,083 compared to $(44) for the same period of 2000, which represents an increase of $33,127. This increase was primarily the result of higher sales relating to our logistic product supply business. We focused our efforts primarily on expanding into the warehousing logistic industry and decreased our focus on toy sales.

Gross profit was $31,344 and $(3,579), respectively, for the three-month period ended March 31, 2001, as compared to the prior period ended March 31, 2000, an increase of $34,923. This increase is primarily attributable to the sale of $25,500 of confectionary products assumed by us at little or no cost.

For the three months ended March 31, 2001, total selling expenses were $17,974 as compared to $13,192 for the same period of the previous year, an increase of $4,782 or 36%. This increase is the result of higher marketing expenses relating to our logistic supply business. Total general and administrative expense for the three months ended March 31, 2001, was $262,897 as compared to $221,989 for the same period of the previous year, an increase of $40,908, or 18%. This increase is primarily due to legal and consulting expenses paid during the three month period ended March 31, 2001.

We had a net loss of $308,025 for the period ended March 31, 2001 as compared to a loss of $191,272 for the same prior year period. This increase in the operating loss over that of the preceding year period primarily reflects higher selling, general and administrative expenses despite lower depreciation and amortization expenses. General and administrative costs included accounting, legal and consulting expenses of approximately $173,000 in the three month period ended March 31, 2001.

The loss and loss per share were $308,025 and $0.02 per share respectively, for the three months ended March 31, 2001 as compared to a loss and loss per share of $191,272 and $0.02 respectively, for the same period in 2000. This loss represents a 61% increase over the loss experienced in the year ago quarter. The weighted average shares outstanding for the quarter ended March 31, 2001 was 19,850,845 as compared to 10,040,642 for the preceding year quarter ended March 31, 2000.


LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has largely funded its operations and its product development activities with funds provided by issuing securities and from borrowings. During the year ended December 31 2000, the Company received

$731,899 as equity investments for the issuance of 4,827,833 shares of common stock. These funds were used for working capital purposes. In addition the company borrowed $165,000 in the form of notes payable and convertible debt during the year ended December 31, 2000.

Net cash used in operating activities for the year ended December 31, 2000 was $803,828 compared to net cash used of $687,039 for the year ended December 31, 1999. This increase in cash used by operating activities is primarily due to increased operating losses in the year ended December 31, 2000.

Cash used in investing activities for the year ended December 31, 2000 and 1999 was $76,411 and $387,127, respectively. We acquired equipment and intangible assets of $81,758 during the year ended December 31, 2000 as compared to $115,441 in the prior year ago period.

Cash provided by financing activities for the year ended December 31, 2000 was $875,460 as compared to cash provided by financing activities of $668,362 for the year ended December 31, 1999. During the recent period, the Company issued common stock that generated proceeds of $731,899 and notes payable of $165,000 to provide working capital and to support its' expenditures. In the year ago period, we received note proceeds of $693,851 from the issuance of common stock.

As of December 31, 2000, the Company had a net working capital deficit of $632,757. The Company is not presently profitable and continues to fund itself from the proceeds of securities placements. Only when the Company achieves profitability, will then be in a position to fund itself on an operating basis.

During the three months ended March 31, 2001, the Company received $250,000 in the form of notes payable and convertible debt.

Net cash used in operating activities for the three months ended March 31, 2001 was $84,221 compared to net cash used of $280,543 for the three months ended March 31, 2000. This decrease in cash used by operating activities is primarily due to increases in accounts payable and accrued expenses.

Cash used in investing activities for the three months ended March 31, 2001 and 2000 was $158,108 and $62,938, respectively. This increase reflects deposits made pursuant to letters of intent signed with three tire recycling companies and a logistics company.

Cash provided by financing activities for the three months ended March 31, 2001 was $245,830 as compared to cash provided by financing activities of $551,089 for the three months ended March 31, 2000. During the recent period, the Company issued notes payable that generated proceeds of $250,000 to provide working capital and to support our expenditures. In the year ago period, we issued common stock with an aggregate value of $560,500.

As of March 31, 2001, the Company had a net working capital deficit of $896,665. The Company is not presently profitable and continues to fund itself from the proceeds of securities placements, notes payable, and convertible debt.

We do not presently have sufficient cash to operate for more than the next 90 days. We will need capital to development our scrap tire recycling business. We will need this capital to provide for our anticipated working capital needs over the next twelve months. We are presently seeking $500,000 in equity to allow us to sustain ourselves.

We cannot provide any assurance that we will be successful in raising such capital as such undertakings are difficult to complete. We are optimistic that we will be successful in obtaining future financing.


SEASONALITY AND FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

There are no significant seasonal factors that result in revenue and sales being concentrated in any quarter within the scrap tire recycling business. When we were engaged in the toy industry, the last half of the calendar year would provide a significant portion of sales.


INFLATION

Inflation has not proven to be a factor in our business since our inception and is not expected to have a material impact on our business in the foreseeable future.


DESCRIPTION OF PROPERTY

We lease approximately 2,000 square feet of space at 141 N. Main Street, Suite 207, West Bend, Wisconsin, 53095, which is currently used for our principal executive offices. The lease for the offices expires on December 31, 2001. The monthly rent for the offices is approximately $1,000.00.

We also lease an office at 1055 Parsippany Blvd, Suite 501-19, Parsippany, New Jersey, 07054. The monthly rent for the office is approximately $950.00.


MARKET FOR COMMON EQUITY

Our Common Stock is listed and traded on NASDAQ OTC Bulletin Board under the symbol UPSD. Manhattan Transfer Registrar Company of Lake Ronkonkoma, New York is the transfer agent and registrar for our Common Stock. The following table sets forth for the periods indicated the high and low sale prices for shares of the Common Stock as reported on the OTC. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                    High                      Low
         1998                       ----                      ---

         First Quarter              3                         1
         Second Quarter             2 5/8                     9/16
         Third Quarter              2 1/16                    7/8
         Fourth Quarter             1 1/2                     5/32

         1999
         First Quarter              3 1/4                     1/8
         Second Quarter             1 3/4                     13/16
         Third Quarter              1 3/4                     5/8
         Fourth Quarter             7/8                       11/16

         2000
         First Quarter              1/2                       15/32
         Second Quarter             17/32                     7/16
         Third Quarter              1/4                       1/4
         Fourth Quarter             1/16                      1/16

         2001
         First Quarter

(1) Our Common Stock began trading on approximately March 11, 1997. There is no trading market for our warrants.

As of December 31, 2000, there were approximately 200 holders of record for our common stock. However, the Company' management believes that approximately 3,088 of shareholder's beneficially own the Company's Common Stock as of December 31, 2000

EXECUTIVE COMPENSATION

         The following table shows the compensation paid or accrued by the Company for the year ended December 30, 2000, to or for the account of the Chief Executive Officer. No other executive officer of the Company received an annual salary and bonus in excess of $100,000 or more during the stated period. Accordingly, the summary compensation table does not include compensation of other executive officers.

SUMMARY COMPENSATION TABLE

Annual Compensation                Long-Term Compensation Awards


                                                            Restricted
                                            Other Annual Stock Options/LTIP                All Other
Name & Principal           Salary    Bonus  Compensation      Award(s) SARs     Payouts    Compensation
Position          Year                ($)    ($)               ($)      ($)      ($)        ($)
---------------------------------------------------------------------------------------------------------
Michael Porter    2000     63,462     --         --             --      --        --            --
President, CEO    1999     75,000     --         --             --      --        --            --
                  1998     89,561     --         --             --      --        --            --

David Bezalel,(2) 2000     63,462     --         --             --      --        --            --
COO               1999     54,231     --         --             --      --        --            --
                  1998     15,500     --         --             --      --        --            --

------------------------

(1) Excludes options to acquire up to 2,500,000 shares at $.15 per share issued to Mr. Porter in January 1999.
(2)  Mr. Bezalel resigned as COO of the Company on June 1, 2001.


Employment and Other Agreements

         In January 1999, the Company entered into written employment agreements with Michael Porter and David Bezalel. Each employment agreement has a term of five (5) years. Each employment agreement has annual base compensation beginning at $75,000 annually starting May 31, 1999 and increasing $10,000 per year to annual compensation of $115,000 for 2004. Mr. Bezalel resigned and terminated his agreement as of June 1, 2001.

         Each executive has the right, at his election, to receive compensation in the form of the Company's restricted common stock valued at 50% of the closing bid price as such stock as of the date of executive's election. Each executive is entitled to bonuses as approved by the Company's Board of Directors and reimbursement for ordinary and necessary business expenses.

         Upon execution of each agreement, each executive was granted non-qualified stock options to purchase 2,500,000 shares of the Company's Common Stock at an exercise price of $.15 per share. These options were immediately exercisable, contain a cashless exercise provision, and have an exercise period of ten (10) years. Each executive's employment agreement provides for an automobile allowance of $800 per month.

         During the term of these employment agreements, each executive agrees not to compete in the Collectible Toy business. The agreements provide for severance payments equal to 299% of the annual base compensation then due under each agreement in the event there is a "change of control" of the Company, as defined in the agreement, and the executive is subsequently terminated without cause.

Incentive Stock Option Plan

         The Company has in effect a stock option plan, which authorizes the grant of incentive stock options under Section 422 of the Internal Revenue Code (the "Plan"). The Plan was adopted in January, 1999. A total of 10,000,000 shares have been reserved for issuance under the Plan. As of September 1, 2000, 5,500,000 options to purchase a total of 5,500,000 shares at $.15 a share were issued and outstanding under the Plan.

         The Plan provides that (a) the exercise price of options granted under the Plan shall not be less than the fair market value of the shares on the date on which the option is granted unless an employee, immediately before the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiaries, whereupon the exercise price shall be at least 10% of the fair market value of the shares on the date on which the option is granted; (b) the term of the option may not exceed ten years and may not exceed five years if the employee owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiaries immediately before the grant; (c) the shares of stock may not be disposed of for a period of two years from the date of grant of the option and for a period of one year after the transfer of such shares to the employee; and (d) at all time from the date of grant of the option and ending on the date three months before the date of the exercise, the employee shall be employed by Company, or a subsidiary of the Company, unless employment is terminated because of disability, in which cased such disabled employee shall be employed from date of grant to a year preceding the date of exercise, or unless such employment is terminated due to death.

                            UPSIDE DEVELOPMENT, INC.
                Financial Statements - December 31, 1999 and 2000



                              Financial Statements

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                     Years Ended December 31, 2000 and 1999
                          Independent Auditors' Report

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                              Financial Statements

                     Years Ended December 31, 2000 and 1999


                                    Contents



Independent Auditors' Report on Financial Statements.........................F-1

Financial Statements:

    Balance Sheet............................................................F-2
    Statements of Operations.................................................F-3
    Statements of Changes in Stockholders' Deficit.....................F-4 - F-5
    Statements of Cash Flows...........................................F-6 - F-7
    Notes to Financial Statements.....................................F-8 - F-20

                          Independent Auditors' Report



Board of Directors
Upside Development, Inc.
    (f/k/a Alottafun!, Inc.)
West Bend, Wisconsin


We have audited the accompanying balance sheet of Upside Development, Inc. (f/k/a Alottafun!, Inc.), hereinafter referred to as the Company, as of December 31, 2000 and the related statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company has sustained substantial losses since inception that total approximately $7,060,000 and has used cash in operations of approximately $804,000 and $687,000 for the years ended December 31, 2000 and 1999, respectively. The Company also has a negative working capital of $633,000 at December 31, 2000, negative net worth of approximately $799,000 at December 31, 2000, and is currently in default on approximately $80,000 of notes payable. Additionally, the Company has not had significant revenues over the past two years. These issues raise substantial doubt about the Company's ability to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise additional capital, as well as generate revenues sufficient to result in future profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
April 11, 2001

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                                  Balance Sheet

                                December 31, 2000




Assets
Current assets:
    Cash                                                        $          531
    Accounts receivable                                                 13,594
    Inventory                                                              593
                                                                --------------
Total current assets                                                    14,718

Property and equipment, net of  accumulated depreciation                19,123

Other assets                                                            31,731
                                                                --------------


                                                                $       65,572
                                                                ==============

Liabilities and Stockholders' Deficit
Current liabilities:
    Bank overdrafts                                             $        9,210
    Notes payable, net of discounts                                     81,500
    Accounts payable                                                   364,040
    Accrued expenses                                                   192,725
                                                                --------------
Total current liabilities                                              647,475
                                                                --------------

Long-term liabilities:
    Accounts payable and accrued expenses                              158,158
    Notes payable                                                       59,407
                                                                --------------
Total long-term liabilities                                            217,565
                                                                --------------

Stockholders' deficit:
    Preferred stock; par value of $.0001 per share;
        5,000,000 shares authorized;
        2,000,000 shares issued and outstanding                            200
    Common stock; par value of $.01 per share;
        50,000,000 shares authorized;
        16,360,437 shares issued and outstanding                       163,604
    Additional paid-in capital                                       6,270,387
    Accumulated deficit                                             (7,059,784)
                                                                --------------
                                                                      (625,593)
    Prepaid consulting                                                 (50,375)
    Stock subscription receivable                                     (123,500)
                                                                --------------
Total stockholders' deficit                                           (799,468)
                                                                --------------


                                                                $       65,572
                                                                ==============

The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                            Statements of Operations




                                                                                       Year Ended December 31,
                                                                                 ----------------------------------
                                                                                       2000               1999

Sales, net of allowance and discounts                                            $      144,822     $       128,844

Cost of sales                                                                           147,190              98,669
                                                                                 ----------------------------------

Gross (loss) profit                                                                      (2,368)             30,175
                                                                                 ----------------------------------

Operating expenses:
    Selling                                                                             102,688             204,809
    General and administrative                                                        2,064,957           1,073,971
    Depreciation and amortization                                                        43,927              51,801
    Loss on impairment of assets                                                        130,392
                                                                                 ----------------------------------
                                                                                      2,341,964           1,330,581
                                                                                 ----------------------------------

Loss from operations                                                                 (2,344,332)         (1,300,406)
                                                                                 ----------------------------------

Other income (expense):
    Net realized gain (loss) on sale of securities, trading                               5,347            (161,128)
    Net unrealized loss on trading securities                                                              (110,558)
    Interest expense                                                                    (80,154)           (253,187)
    Other expense                                                                                           (18,897)
                                                                                 ----------------------------------
Total other income (expense)                                                            (74,807)           (543,770)
                                                                                 ----------------------------------

Net loss before extraordinary gain                                                   (2,419,139)         (1,844,176)

Extraordinary gain on forgiveness of debt                                                74,752              28,018
                                                                                 ----------------------------------

Net loss                                                                         $   (2,344,387)    $    (1,816,158)
                                                                                 ==================================

Loss per common share:
    Loss before extraordinary gain                                                        $(.19)              $(.24)
    Extraordinary gain                                                                      .01                 .01
                                                                                 ----------------------------------
Net loss per common share                                                                 $(.18)              $(.23)
                                                                                 ==================================



The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                 Statements of Changes in Stockholders' Deficit

                     Years Ended December 31, 2000 and 1999




                                                          Preferred Stock                  Common Stock
                                                      ------------------------     --------------------------------
                                                                       $.0001                        $.01
                                                         Shares          Par           Shares         Par
                                                         Issued         Value          Issued        Value
                                                      -------------------------------------------------------------

Balance, December 31, 1998                                                               3,808,033     $     38,080

Stock issued for subscription and debt                                                     249,007            2,490

Issuance of common stock for services                                                      621,700            6,217

Issuance of preferred stock for services                 2,000,000     $   200

Issuance of common stock for cash                                                        1,100,100           11,002

Issuance of common stock from
    conversion of debentures and interest                                                3,250,621           32,506

Conversion of mandatorily redeemable
    equity instruments                                                                       4,643               46

Intrinsic value of conversion feature on detachable warrants

Retirement of treasury stock

Net loss for year
                                                      -------------------------------------------------------------

Balance, December 31, 1999                               2,000,000         200           9,034,104           90,341




The accompanying notes are an integral part of the consolidated financial statements.



   Additional                                            Prepaid           Stock          Deferred
   Paid-In             Accumulated         Treasury      Consulting     Subscription      Financing
   Capital               Deficit            Stock        Services         Receivable      Costs                  Total
--------------------------------------------------------------------------------------------------------------------------

$    2,875,905    $    (2,899,239)    $   (67,888)                                                          $     (53,142)

       146,111                                                         $      (123,500)                            25,101

       307,288                                                                                                    313,505

                                                                                                                      200

       682,849                                                                                                    693,851


       328,655                                                                                                    361,161


        22,668                                                                                                     22,714


       455,400                                                                            $    (455,400)

       (67,888)                            67,888

                       (1,816,158)                                                                             (1,816,158)
-------------------------------------------------------------------------------------------------------------------------

     4,750,988         (4,715,397)              0                             (123,500)        (455,400)         (452,768)



                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                 Statements of Changes in Stockholders' Deficit

                     Years Ended December 31, 2000 and 1999




                                                          Preferred Stock                  Common Stock
                                                      ------------------------     --------------------------------
                                                                        $.0001                               $.01
                                                         Shares           Par         Shares                 Par
                                                         Issued         Value         Issued                 Value
                                                      -------------------------------------------------------------

Balance, December 31, 1999                               2,000,000         200           9,034,104           90,341

Issuance of common stock for cash, net
    of offering costs of $1,226,830                                                      4,827,833           48,278

Issuance of common stock and stock
    options for services                                                                 1,498,500           14,985

Stock issued to settle debt                                                                400,000            4,000

Intrinsic value of conversion feature
    on convertible debt

Issuance of common stock to settle contract
    requiring liquidating damages                                                          500,000            5,000

Issuance of common stock as deposit on
    acquisition                                                                            100,000            1,000

Write-off of deferred financing costs

Net loss for year
                                                      -------------------------------------------------------------

Balance, December 31, 2000                               2,000,000     $   200          16,360,437     $    163,604
                                                      =============================================================



The accompanying notes are an integral part of the consolidated financial statements.


     Additional                                          Prepaid               Stock          Deferred
       Paid-In        Accumulated         Treasury     Consulting           Subscription      Financing
       Capital          Deficit             Stock        Services            Receivable       Costs               Total
----------------------------------------------------------------------------------------------------------------------------

     4,750,988         (4,715,397)              0                             (123,500)        (455,400)         (452,768)


       683,621                                                                                                    731,899


       608,278                                       $     (50,375)                                               572,888

        11,000                                                                                                     15,000


       130,000                                                                                                    130,000


        25,000                                                                                                     30,000


        61,500                                                                                                     62,500

                                                                                                455,400           455,400

                       (2,344,387)                                                                             (2,344,387)
-------------------------------------------------------------------------------------------------------------------------

$    6,270,387    $    (7,059,784)    $         0    $     (50,375)    $      (123,500)   $           0    $     (799,468)
=========================================================================================================================

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                            Statements of Cash Flows





                                                                                        Year Ended December 31,
                                                                                   --------------------------------
                                                                                         2000              1999
                                                                                   --------------------------------
Operating activities
    Net loss                                                                       $  (2,344,387)      $ (1,816,158)
                                                                                   --------------------------------
    Adjustments to reconcile net loss to net cash used by operating activities:
           Depreciation and amortization                                                  43,927             51,801
           Loss on impairment of assets                                                  130,392
           (Gain) loss on sale of marketable securities                                   (5,347)           161,128
           Unrealized gain on marketable securities                                                         110,558
           Interest on conversion of convertible debentures                                                 192,043
           Amortization of discount on note payable                                       20,000
           Write-off of deferred finance costs                                           455,400
           Write-off of deposit                                                           62,500
           Preferred stock issued for services                                                                  200
           Common stock and options issued for services and
               liquidating damages                                                       602,888            313,505
           Loss on disposal of assets                                                                        20,626
           (Increase) decrease in:
               Accounts receivable                                                       (10,909)            (2,685)
               Inventory                                                                    (593)             4,914
               Other assets                                                              (37,975)             3,204
               Deposits                                                                                      19,450
           Increase in:
               Accounts payable                                                          177,755            226,007
               Accrued expenses                                                          102,521             28,368
                                                                                   --------------------------------
    Total adjustments                                                                  1,540,559          1,129,119
                                                                                   --------------------------------
    Net cash used by operating activities                                               (803,828)          (687,039)
                                                                                   --------------------------------

Investing activities
    Acquisition of equipment and intangible assets                                       (81,758)          (115,441)
    Proceeds from sale of marketable securities                                            5,347          6,466,046
    Purchase of marketable securities                                                                    (6,737,732)
                                                                                   --------------------------------
    Net cash used by investing activities                                                (76,411)          (387,127)
                                                                                   --------------------------------

Financing activities
    Bank overdraft                                                                         9,210
    Proceeds from common stock and related paid-in capital                               731,899            693,851
    Proceeds from issuance of notes payable and convertible debt                         165,000
    Net payments on credit lines                                                         (30,000)
    Principal reductions of long-term debt                                                  (649)           (25,489)
                                                                                   --------------------------------
    Net cash provided by financing activities                                            875,460            668,362
                                                                                   --------------------------------

Net decrease in cash                                                                      (4,779)          (405,804)

Cash at beginning of year                                                                  5,310            411,114
                                                                                   --------------------------------

Cash at end of year                                                                $         531       $      5,310
                                                                                   ================================


The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                            Statements of Cash Flows





                                                                                        Year Ended December 31,
                                                                                    -------------------------------
                                                                                          2000               1999
                                                                                    -------------------------------
Supplemental disclosures of cash flow information
    and noncash financing activities
        Cash paid during the year for interest                                      $      9,748       $     30,494
                                                                                    ===============================


    The Company issued approximately $400,000 in convertible debentures in 1998 that were convertible into common stock. The Company recorded interest of approximately $223,500 to reflect the intrinsic value of the conversion feature of these debentures. In December 1998, $40,000 of the debentures were converted into 269,590 shares of common stock. During December 31, 1999, $361,161 of the balance of the debentures was converted into 3,250,621 shares of common stock.

    In connection with the convertible debentures, the Company issued detachable stock warrants to acquire 411,000 shares of common stock valued at $217,420, which was recorded as other intangible assets. The Company used the Black-Scholes pricing model to value these warrants. These debentures were converted in December 1999 and the intangible asset fully amortized.

    In 2000, the Company issued $150,000 in a convertible note, which was discounted $130,000 to reflect the intrinsic value of the conversion feature of this note. The Company recorded interest of $20,000 as part of the amortization of the discount. In relation to this note, the Company issued 500,000 shares of common stock valued at $30,000 to the note holder. These shares were issued as a penalty for not filing a registration statement with the Securities and Exchange Commission.

    During 2000, the Company issued 1,498,500 shares and 100,000 options for services valued at $623,763. Additionally, the Company issued 100,000 shares of common stock valued at $62,500 as a deposit on an acquisition. The acquisition was not completed and the deposit was written off at December 31, 2000.

    During 1999, the Company issued 249,007 shares of common stock for satisfaction of a note payable totaling $25,101 and a stock subscription totaling $123,500 to a stockholder of the Company. In 2000, the Company issued 400,000 shares of common stock in satisfaction of a note payable totaling $15,000.

    In connection with the equity line commitment, the Company issued warrants to purchase 700,000 shares of common stock in 1999. The Company used the Black-Scholes pricing model to value the options, which were valued at $455,400. This intrinsic value has been recorded as capital in excess of par value. On February 7, 2000, the equity line was terminated and the $455,400 was written off to expense.



The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999


1.      Background Information and Subsequent Events

Upside Development, Inc. (the "Company") was incorporated in the state of Wisconsin on August 2, 1993, and effectively re-incorporated in the state of Delaware on September 17, 1998 by merging the Wisconsin corporation into a newly created Delaware corporation. The Company headquarters is located in West Bend, Wisconsin.

In February 2001, the Company changed its corporate name to Upside Development, Inc. from Alottafun!, Inc.

Initially, the Company operated as an assembler of toy and candy packages. Its customers were retailers and distributors located primarily throughout the mid-eastern United States.

In 1997, the Company ceased its assembly operations and changed its focus to distribution of toys and candy packages. Starting in late 1998, the Company again shifted its focus, this time towards becoming a toy manufacturer and marketer with a more extensive toy line. Included in this line are tea and cook sets, housekeeping toys, games and puzzles, purses, and ride-on cars. The Company plans to distribute the product line through toy retailers and over the Internet. Due to the lack of financial resources and the ability to generate future cash flows, the Company deemed the assets to manufacture the toy line impaired and recorded an impairment loss of $130,392 at December 31, 2000.

The Company has past experience with the assembly of candy products. During the year ended December 31, 2000, the Company entered into an agreement to package and distribute candy products for several vendors. These products were processed in warehouses located in Wisconsin and North Carolina. The North Carolina operations were closed in December 2000.

During 2000, the Company issued a convertible note to Clay Realty. Per this note, the Company is required to issue shares as penalty if the Company fails to file a registration statement with the Securities and Exchange Commission by the filing date stated in the agreement. During 2000, the Company issued 500,000 shares of common stock, and subsequent to year-end, issued 250,000 shares of common stock to Clay Realty as penalties for failure to file the registration statement.

Subsequent to the year ended December 31, 2000, the Company signed several letters of intent to purchase the assets or business of several tire recycling companies. The Company will process and sell scrap tires and crumb rubber for playgrounds and industrial use. This business will be reported as a separate segment in the Company's operations.

Subsequent to year-end, the Company issued 5,894,250 shares of common stock in lieu of payment due to various creditors and lenders.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



2.       Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses since inception that total approximately $7,060,000 and has used cash in operations of approximately $804,000 and $687,000 for the years ended December 31, 2000 and 1999, respectively. The Company has a negative working capital of $633,000 at December 31, 2000 and has negative net worth of approximately $799,000 at December 31, 2000. In addition, as further explained in Note 5 to the financial statements, the Company is currently in default on approximately $80,000 of notes payable. The Company also has no significant revenues. Presently, the Company's ability to develop a product and transition to attaining profitable operations is dependent upon obtaining adequate financing and achieving a level of sales adequate to support the Company's cost structure. These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


3.      Significant Accounting Policies

The significant accounting policies followed are:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company extends credit to its various customers based on the customer's ability to pay. Based on management's review of accounts receivable, no allowance for doubtful accounts is considered necessary.

        Property and equipment are stated at cost. Additions and improvements to property and equipment are capitalized. Maintenance and repairs are expensed as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



3.      Significant Accounting Policies (continued)

        Selling costs related to the issuance of debentures have been capitalized and are being amortized over the life of the debentures using the interest method. Amortization for the years ended December 31, 2000 and 1999 amounted to $5,769 and $32,390, respectively.

        The Company records revenue and related profit when the product is shipped to the customer.

        The Company  accounts  for  marketable  securities  in  accordance  with
        Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification on its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Management has classified its marketable securities as "trading securities." Trading securities are bought and held principally for the purpose of selling them in the near term. Unrealized holding gains and losses are deemed temporary and are included in earnings. The cost of the marketable securities is based on the specific identification method. Interest and dividends on equity securities are included in investment income.

        The costs of the trademark acquired were written off in 2000. Prior to 2000, these costs were amortized using the straight-line method over the estimated useful life of five years.

        FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. This statement provides that expense equal to the fair value of all stock-based awards on the date of the grant be recognized over the vesting period. Alternatively, this statement allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation expense is recorded on the date the options are granted to employees equal to the excess of the market price of the underlying stock over the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosure of the provisions of FASB No. 123.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



3.      Significant Accounting Policies (continued)

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

        The Company follows FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows are expected to result from the use of the assets and their eventual disposition.

        The Company issues stock in lieu of cash for certain transactions. Generally, the fair value of the stock, based on comparable cash purchases, is used to value the transactions.

        Offering costs associated with the sale of stock are capitalized and offset against the proceeds of the offering or expensed if the offering is unsuccessful.

        The Company records the intrinsic value of the beneficial conversion feature of convertible debentures as additional paid-in capital and amortizes the interest over the life of the debenture.

        Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Common stock equivalents are not considered because their effect would be anti-dilutive.

        Advertising costs are charged to operations when incurred and amounted to $3,420 and $96,298 for the years ended December 31, 2000 and 1999, respectively.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



4.      Property and Equipment

Property and equipment consist of office equipment valued at $43,924, less accumulated depreciation of $24,801 as of December 31, 2000. During 2000, dies, files, and mold equipment were deemed to be impaired and written down to zero ($0). An impairment loss of $130,392 has been charged to operations in 2000.


5.      Notes Payable and Long-Term Debt

Notes payable and long-term debt consist of:

        Convertible  note payable of  $150,000,  less  amortization  discount of
           $110,000; convertible into 2,000,000 shares of common stock; interest at 12%; due
           December 1, 2001                                                                    $    40,000
        Note payable to Private Industry Council of Milwaukee
           County, Inc.; interest at 18.0%; unsecured; in default                                   70,000
        Note payable, unsecured; payable in monthly installments
           of  $903, including principal and interest at 18.0%
           per annum                                                                                 9,907
        Note payable, unsecured; interest at 10.0% per annum;
           due on demand; approximately $10,000 in default                                          21,000
                                                                                               -----------
                                                                                                   140,907
        Less current maturities                                                                     81,500
                                                                                               -----------
                                                                                               $    59,407
                                                                                               ===========



Subsequent to December 31, 2000, the Company issued 370,000 shares of common stock to satisfy $59,407 of the notes payable listed above and has reclassified $59,407 to long-term liabilities. This reclassification is reflected in the December 31, 2000 financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



6.      Stock

The Company issued $400,000 in convertible debentures in December 1998. The debentures paid interest at two percent per annum and mature on December 8, 2003. The debentures were convertible into shares of common stock at the option of the holder and could be converted at any time commencing on the issue date. The conversion price for each debenture at the date of conversion was the lessor of $1.25 or 65 percent of the average closing bid price for the five trading days immediately preceding the conversion date. If the closing price was less than or equal to $.10 per share, the Company, at its sole option, may allow the holder to proceed with the conversion or may redeem the unconverted amount of debentures at 154 percent of such unconverted amount, plus any accrued and unpaid interest. The stock was trading at $.53 per share on the date of issuance. The Company has recorded interest of approximately $223,500 in 1998 to reflect the intrinsic value of the conversion feature of these debentures. During 1999, the debentures were converted into 3,250,621 shares of common stock.

In association with the convertible debentures listed above, the Company issued detachable stock warrants to acquire 411,000 shares of common stock. The warrants entitle the holders to purchase common stock at $.001 per share at any time prior to December 31, 2003. The Company used the Black-Scholes pricing model to value the warrants. Based on this pricing model, the value of the warrants is $217,420, which was amortized over the five-year life of the convertible debentures; however, the conversion of debentures to stock accelerated this amortization. The Company has amortized $25,377 of the intrinsic value during the year ended December 31, 1998. During the year ended December 31, 1999, these warrants were exercised and the balance of the intangible asset of $192,043 was expensed as interest.

In October 2000, the Company issued $150,000 in convertible debentures. These debentures are convertible into 2,000,000 shares of stock, pay interest at 12 percent per annum, and mature on December 31, 2001. The Company calculated the intrinsic value of the beneficial conversion feature to be $130,000 and is amortizing this over the life of the debentures. The interest amortization amounted to $20,000 for the year ended December 31, 2000. The agreement contains a clause to issue additional shares if the conversion price falls below a specified formula documented in the contract. In association with these debentures, the Company was required to issue 500,000 shares of common stock as liquidating damages to the note holder since the Company failed to file a registration statement with the Securities and Exchange Commission by a specified date. The shares were valued at $30,000 and are recognized as a general and administrative expense in the accompanying statement of operations.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



6.      Stock (continued)

On June 4, 1999, the Company entered into an investment agreement with Swartz Private Equity, LLC ("Swartz"). The investment agreement entitles the Company to issue and sell common stock for up to an aggregate of $20 million from time to time during a three-year period through June 3, 2002. This is also referred to as a put right. In order to invoke a put right, the Company must file a registration statement with the Securities and Exchange Commission, registering the resale of the common shares.

On each put right, the Company must indicate the number of shares of common stock or maximum dollar amount of common stock (not to exceed $2 million) that it will sell to Swartz. The number of common shares sold may not exceed 15 percent of the aggregate daily reported trading volume for 20 business days after the date of the put right. Swartz will pay the Company either the lesser of the market price minus $.10 or 91 percent of the market price.

In partial consideration of the equity line commitment, the Company issued to Swartz, or its designee, warrants to purchase 450,000 shares of common stock. Each warrant is exercisable at $1.00625. These warrants were valued at $292,757 using the Black-Scholes pricing model and recorded as deferred financing costs in the financial statements. Following each purchase of common stock, the Company is obligated to issue to Swartz, a warrant to purchase shares of common stock equal to 15 percent of the common shares issued in each put right. Each warrant is to be exercisable at a price equal to 110 percent of the market price. In addition, the Company issued warrants to acquire up to 250,000 shares of common stock at an exercise price of $1.00625 to Dunwoody Brokerage Services, Inc., an affiliate of Swartz. These warrants were valued at $162,643 and are also recorded as deferred financing costs in the financial statements. No shares of the Company's common stock have been issued under this agreement as of December 31, 2000. On February 7, 2000, the Company and Swartz agreed to waive certain fees. As consideration, Swartz shall retain the 450,000 warrants and Dunwoody shall retain the 250,000 warrants. The Company has expensed the $455,400 of deferred financing costs. In addition, if the Company does not reinstate the equity line and file a registration statement registering the shares under the equity line by February 7, 2001, the Company will be obligated to pay Swartz 200,0000 shares of common stock or $200,000 cash, at Swartz' option.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



6.      Stock (continued)

The Company has authority to issue up to 5,000,00 shares of preferred stock pursuant to action by the board of directors. In February 1999, the Company entered into an agreement with two stockholders/directors that granted them 1,000,000 shares each of Series A voting preferred stock. These shares were issued for nominal consideration since the shares are restricted and cannot be freely traded, and were valued at $.0001 par value. Each share of the Series A preferred stock has the right to cast 25 votes per share on each and any matter that the common stock is entitled to vote. Accordingly, the two stockholders/directors are able to control the affairs and operations of the Company including, but not limited to, election of directors, sale of assets, or other business opportunities. The Series A preferred stock has no dividend rights, redemption provisions, sinking fund provisions, or preemptive rights. However, Series A preferred stockholders have the right to convert each share of the Series A preferred stock into common stock based on the Company attaining specified annual revenue limits.

In January 1999, the Company initiated a stock option plan for employees of the Company. A total of 10,000,000 shares have been reserved for issuance under the plan. Approximately 5,500,000 options to purchase a total of 5,500,000 shares of stock were granted to executives of the Company as part of their employment agreements.

During the year ended December 31, 1999, the Company issued 150,000 shares of common stock for $26,500 and a stock subscription of $123,500. The subscription is non-interest bearing and contains no formal repayment term.

In February 2000, the Company issued 100,000 shares of restricted common stock valued at $62,500 as a deposit on an acquisition. This acquisition was expected to be completed pending the resolution of specific terms in the stock purchase agreement. Those terms were not completed and the Company wrote off the deposit at December 31, 2000.

During the year ended December 31, 2000, the Company issued 1,498,500 shares of restricted common stock and options to purchase 100,000 shares of common stock for consulting services, investor relations services, and legal fees. These shares and options were valued at $623,263. Part of these shares were for future services and are recorded as prepaid consulting. The Company amortizes these consulting fees over the life of the consulting agreement. Unamortized prepaid consulting fees amounted to $50,375 at December 31, 2000.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



6.      Stock (continued)

During the year ended December 31, 2000, the Company issued non-qualified stock options to purchase 2,000,000 shares of common stock to two officers of the Company. The options have an exercise price of $.60 per share, will be exercisable one year from the date of issuance, and have an exercise period of 10 years from the date of the agreement. Since the exercise price was equal to the fair market value of the underlying common stock, no compensation expense was recorded.

In addition, the officers shall receive additional options on December 31, 2001 equal to 10 percent of the outstanding shares of common stock of the Company. These options carry an exercise price of $.0275 per share providing that the Company has received at least $10,000,000 in candy revenues.

The Company grants options and warrants to purchase shares of the Company's common stock to individuals under various agreements. The following is a summary of stock option and warrant activity during the year ended December 31, 2000:


                                                Options                             Warrants
                                    ---------------------------------     --------------------------------
                                     Number       Weighted Average        Number       Weighted Average
                                    of Shares      Exercise Price         of Shares     Exercise Price
                                    ----------------------------------------------------------------------
        Outstanding at
           December 31, 1998                0           $  .00                    0           $  .00
        Granted in 1999             5,500,000              .15              700,000             1.01
        Exercised in 1999                   0              .00                    0              .00
                                    ----------------------------------------------------------------------
        Outstanding at
           December 31, 1999        5,500,000              .15              700,000             1.01
        Granted in 2000             2,100,000              .63                    0              .00
        Exercised in 2000                   0              .00                    0              .00
                                    ----------------------------------------------------------------------
        Outstanding at
           December 31, 2000        7,600,000           $  .78              700,000           $ 1.01
                                    ======================================================================

The following table summarizes the status of outstanding options and warrants at December 31, 2000:

                                                            Weighted Average
          Exercise                          Number              Remaining
          Price                            of Shares       Contractual Life
     ---------------------------------------------------------------------------
           $0.15                          5,500,000               8.06
           $1.01                            700,000               3.41
           $.75 - $1.50                   2,100,000               4.61
                                       ------------
                                          8,300,000
                                       ============

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



6.      Stock (continued)

As of December 31, 2000, 5,600,000 of the above were exercisable, the options issued in 1999 expire 10 years after the date granted, and the warrants expire five years after the date of grant. The options granted in 2000 have a five-year contractual life.

FASB No. 123 requires disclosure of pro forma net income as if the fair value based methods had been applied in measuring compensation costs for common stock options and warrants granted. Pro forma net income and net income per common share are as follows for the year ended December 31:

                                                                              2000                1999
                                                                        ----------------------------------
        As reported:
           Net loss                                                     $   (2,344,387)     $   (1,816,158)
                                                                        ==================================
           Basic loss per common share                                  $         (.18)     $         (.23)
                                                                        ==================================

        Pro forma:
           Net loss                                                     $   (2,816,387)     $   (2,606,658)
                                                                        ==================================
           Basic loss per common share                                  $         (.13)     $         (.34)
                                                                        ==================================

The weighted average fair value of the options at their grant date during the year ended December 31, 2000 was $.32. The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model:

        Risk-free interest rate                         6.150% - 6.380%
        Expected years until exercise                        4.61 Years
        Expected dividend yield                                 0

7.      Operating Leases

The Company is obligated under various month-to-month operating leases for the rental of space and related equipment. For 2000 and 1999, total rent amounted to $140,000 and $11,960, respectively.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



8.      Income Taxes

The Company has incurred significant operating losses since its inception and, therefore, no tax liabilities have been incurred for the years presented. These operating losses give rise to a deferred tax asset at December 31, 2000 and are as follows:

        Deferred tax assets                              $   2,569,000
        Allowance                                            2,569,000
                                                         -------------
                                                         $           0
                                                         =============

The difference between the provision for income taxes and the amounts obtained by applying the statutory U.S. federal income tax rate to the net loss before income taxes is as follows:

                                                         2000            1999
                                                  ------------------------------
Tax benefit at statutory rate                     $    (919,300)  $    (700,800)
Extraordinary gain on forgiveness of debt                28,400          10,600
Valuation allowance on net operating loss               890,900         690,200
                                                  ------------------------------
Tax expense                                       $           0   $           0
                                                  ==============================

The Company has available at December 31, 2000 approximately $6.7 million of unused operating loss carryforwards that may be applied against future taxable income, which would reduce taxes payable by approximately $2.6 million in the future. These operating loss carryforwards expire beginning in 2008. Due to the Company's history of operating losses, management has established a valuation allowance in the full amount of the deferred tax assets arising from these losses because management believes it is more likely than not that the Company will not generate sufficient taxable income within the appropriate period to offset these operating loss carryforwards. Income tax benefits resulting from the utilization of these carryforwards will be recognized in the periods in which they are realized for federal and state tax purposes.


9.      Extraordinary Gain

During 2000 and 1999, several creditors accepted partial payments on balances due to each of them as payments in full. The net differences between amounts accepted as full payments and the vendors outstanding balances as of the date of acceptance are shown in the accompanying financial statements as extraordinary gain of $74,752 and $28,018, respectively.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



10.     Earnings Per Share

The following data shows the amounts used in computing earnings per share:

                                                    2000               1999
                                               --------------------------------

        Net loss                               $   (2,344,387)  $   (1,816,158)
                                               ================================
        Weighted average number of common shares
          used in basic EPS                        12,575,845        7,771,193
                                               ================================


11.     Employment Agreements

In January 1999, the Company entered into employment agreements with two stockholders of the Company. Each employment agreement has a term of five years and has an annual base compensation beginning at $75,000 annually for the 12-month period ending May 31, 2000. The agreements increase $10,000 per year to an annual compensation of $115,000 for the 12-month period ending May 31, 2004. Each executive has the right, at his election, to receive compensation in the form of the Company's restricted common stock valued at 50 percent of the closing bid price as of the date of the executive election. In addition, upon execution of the employment agreements, each executive was granted non-qualified stock options to purchase 2,500,000 shares of the Company's common stock at an exercise price of $.15 per share, which was the fair value at the date of the grant. These options are immediately exercisable and have an exercise period of 10 years.

Additionally, in January 1999, the Company entered into an employment agreement with its chief financial officer. This employment agreement has a term of five years. The annual compensation is $60,000 for 480 hours of service. As consideration for this employment agreement, the chief financial officer received an option to purchase 500,000 shares of the Company's common stock over a 10-year period at $.15 per share, which was the fair value at the date of the grant. These options may be immediately exercisable.

Each of the above employment agreements has a non-compete clause. The agreements also generally provide for severance payments equal to 299 percent of the annual base compensation then due under each agreement in the event of termination without cause.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                          Notes to Financial Statements

                     Years Ended December 31, 2000 and 1999



12.     Contingencies

The Company's past website host and e-commerce provider terminated the Company's website and refused to provide additional e-commerce support services. This dispute involves a claim that the Company has failed to timely pay for past services rendered. However, there is no executed written contract between the parties. Also, the website provider is refusing to turn over the HTML web pages that comprise the Company's website and has asserted certain copyright infringement and trade secret misappropriation claims. No lawsuit has been filed. If necessary, and litigation is instituted, the Company plans to vigorously defend and assert substantial counterclaims. Management of the Company and its legal counsel indicate that the likelihood of an unfavorable outcome, as well as the maximum potential loss, if any, is impossible to assess at this time.

                            UPSIDE DEVELOPMENT, INC.
                            (f/k/a ALOTTAFUN!, INC.)



                              Index to Stub Period



                                                                        Page
                                                                        ----
         Balance Sheet -
           March 31, 2001............................................... F-21

         Statements of Operations -
           Three months ended March 31, 2001 and 2000................... F-22

         Statements of Changes in Stockholders' Deficit -
           Three months ended March 31, 2001............................ F-23

         Statements of Cash Flows -
           Three months ended March 31, 2001 and 2000................... F-24

         Notes to Financial Statements...............................F-25 - F-26

                             Upside Development, Inc.
                             (f/k/a Alottafun!, Inc.)

                                  Balance Sheet

                                  March 31, 2001
                                   (unaudited)

Assets
Current assets:
Cash                                                                                            $ 4,032
Accounts receivable                                                                              10,278
                                                                                   ---------------------
                                                                                                 14,310
                                                                                   ---------------------

Property and equipment, net of  accumulated depreciation                                         16,723
                                                                                   ---------------------

Deposit on acquisitions                                                                         158,108
Other assets                                                                                     23,076
                                                                                   ---------------------
                                                                                                181,184
                                                                                   ---------------------

                                                                                              $ 212,217
                                                                                   =====================

Liabilities and Stockholders' Deficit
Current liabilities:
      Bank overdrafts                                                                             5,040
      Notes payable, net of discounts                                                           368,503
      Accounts payable                                                                          285,919
      Accrued expenses                                                                          251,513
                                                                                   ---------------------
Total current liabilities                                                                       910,975
                                                                                   ---------------------

Stockholders' deficit:
      Preferred stock; par value of $.0001; 5,000,000 shares
      authorized; 2,000,000 shares issued and outstanding.                                          200

      Common stock; par value of $.01 per share; 50,000,000 shares
      authorized; 22,104,687 shares issued and outstanding.                                     221,047

      Additional paid-in capital                                                              6,591,454
      Accumulated deficit                                                                    (7,367,809)
                                                                                   ---------------------
                                                                                               (555,108)
      Stock subscription receivable                                                            (123,500)
      Prepaid assets consulting                                                                 (20,150)
                                                                                   ---------------------
Total stockholders' deficit                                                                    (698,758)
                                                                                   ---------------------

                                                                                              $ 212,217
                                                                                   =====================


The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                            Statements of Operations
                                   (unaudited)



                                                    Three Months Ended March 31,
                                             ------------------------------------------
                                                      2001                 2000
                                             ------------------------------------------

Sales, net of allowance and discounts             $ 33,083                $ (44)

Cost of sales                                        1,739                3,535
                                             ------------------------------------------

Gross profit                                        31,344               (3,579)
                                             ------------------------------------------

Operating expenses:
          Selling                                   17,974               13,192
          General and administrative               262,897              221,989
          Depreciation and amortization             11,055                8,660
                                             ------------------------------------------
                                                   291,926              243,841
                                             ------------------------------------------

Loss from operations                              (260,582)            (247,420)
                                             ------------------------------------------

Other expenses:
          Net realized gain on
           sale of securities, trading                   -                5,344
          Interest expense                         (58,677)             (11,220)
                                             ------------------------------------------
Total other expenses                               (58,677)              (5,876)
                                             ------------------------------------------

Net loss before extraordinary gain                (319,259)            (253,296)

Extraordinary gain on forgiveness of debt           11,234               62,024
                                             ------------------------------------------

                                             ------------------------------------------
Net loss                                        $ (308,025)          $ (191,272)
                                             ==========================================

Loss per common share:
          Loss before extraordinary gain             (0.02)               (0.03)
          Extraordinary gain                             -                 0.01
                                             ------------------------------------------
Net loss per common share                          $ (0.02)             $ (0.02)
                                             ==========================================

                                             ------------------------------------------
Weighted average shares outstanding             19,850,845           10,040,642
                                             ==========================================


The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                 Statements of Changes in Stockholders' Deficit
                                   (unaudited)

                                   Preferred Stock      Common Stock
                                   ---------------    ------------------  Additional              Prepaid     Stock
                                 Shares   $.0001 Par  Shares   $.01 Par    Paid-in   Accumulated  Consulting  Subscription
                                 Issued      Value    Issued     Value     Capital     Deficit    Services    Receivable      Total
                                 --------  ---------  --------  --------  ----------  ----------  ---------   -----------    ------
Balance, December 31, 2000      2,000,000  $   200   16,360,437 $163,604  $6,270,387 $(7,059,784) $(50,375)   $(123,500)  $(799,468)
Issuance of common stock
 for offering costs                     -        -      500,000    5,000      (5,000)          -         -            -           -
Issuance of common stock
 for services                           -        -    2,098,750   20,988     121,912           -         -            -     142,900
Issuance of common stock
 to settle debt                         -        -    2,845,000   28,450     143,722           -         -            -     172,172
Common stock and warrants issued
 in connection with-debt                -        -      300,500    3,005      60,433           -         -            -      63,438
Amortization of prepaid
 consulting services                    -        -            -        -           -           -    30,225            -      30,225
Net loss for the three months
 ended March 31, 2001                   -        -            -        -           -    (308,025)        -            -    (308,025)
                                  --------  --------  --------  --------    --------   ---------   -----------  -------   ---------
Balance, March 31, 2001         2,000,000  $   200   22,104,687 $221,047  $6,591,454 $(7,367,809) $(20,150)   $(123,500)  $(698,758)
                                  ========  ========  ========  ========    ========   =========   ===========  =======   =========


The accompanying notes are an integral part of the financial statements.

                            Upside Development, Inc.
                            (f/k/a Alottafun!, Inc.)

                            Statements of Cash Flows
                                   (unaudited)

                                                             Three Months Ended March 31,
                                                         ------------------------------------
                                                               2001              2000
                                                         ------------------------------------
Operating activities
    Net loss                                                   $ (308,025)        $ (191,272)
                                                         ------------------------------------
    Adjustments to reconcile net loss to net cash used by operating activities:
        Depreciation and amortization                              11,055              8,660
        Loss on marketable securities                                                 (5,344)
        Amortization of discount on notes payable                  55,442                  -
        Amortization of prepaid consulting services                30,225                  -
        Common stock issued for services                          142,900                  -
    Purchase of marketable securities                                   -                  -
        (Increase) decrease in:
          Accounts receivable                                       3,316              2,685
          Inventory                                                   593                  -
          Other assets                                                  -               (321)
        Increase (decrease) in:                                                            -
          Accounts payable                                        (81,721)          (113,679)
          Accrued expenses                                         61,994             18,728
                                                         ------------------------------------
    Total adjustments                                             223,804            (89,271)
                                                         ------------------------------------
    Net cash used by operating activities                         (84,221)          (280,543)
                                                         ------------------------------------

Investing activities
    Deposit on acquisitions                                      (158,108)                 -
    Acquisition of equipment and intangible assets                      -            (68,282)
    Proceeds from sale of marketable securities                         -              5,344
                                                         ------------------------------------
    Net cash used by investing activities                        (158,108)           (62,938)
                                                         ------------------------------------

Financing activities
    Reduction in bank overdraft                                    (4,170)                 -
    Proceeds from issuance of note payable                        250,000                  -
    Proceeds from common stock and related paid-in capital              -            560,500
    Reduction in note payable                                           -             (9,411)
    Net proceeds/payments on credit line                                -                  -
                                                         ------------------------------------
    Net cash provided by financing activities                     245,830            551,089
                                                         ------------------------------------
Net increase in cash                                                3,501            207,608
Cash at beginning of period                                           531              5,310
                                                         ------------------------------------
Cash at end of period                                             $ 4,032          $ 212,918
                                                         ====================================

Supplemental disclosures of cash flow information
    and noncash financing activities
      Cash paid during the period for interest                   $ 57,430           $ 11,197
                                                         ====================================




During the three month period ended March 31, 2001, the Company issued 370,000 shares of restricted common stock in satisfaction of notes payable, including interest, of $33,327.

During the three month period ended March 31, 2001, the Company issued 2,475,000 shares of restricted common stock in satisfaction of debt of $138,845.

During the three month period ended March 31, 2001, the Company issued 500,000 shares of restricted common stock valued at $35,000 for the payment of offering costs.

During the three month period ended March 31, 2001, the Company issued $250,000 of notes payable. In connection with the notes, the Company issued 300,500 shares of restricted common stock valued at $21,143 and detachable warrants to purchase 1,312,500 shares of restricted common stock valued at $42,295. These amounts have been recorded as a discount on the notes and are being amortized over the life of the note.

During the three month period ended March 31, 2001, the Company issued 2,098,750 shares of restricted common stock for services valued at $142,900.

The accompanying notes are an integral part of the financial statements.

                            UPSIDE DEVELOPMENT, INC.
                            (f/k/a ALOTTAFUN!, INC.)

                          Notes to Financial Statements


Note 1 - Basis of presentation

In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (which are of a normal and recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the three month periods ended March 31, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

The unaudited financial statements and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. The accompanying financial statements and notes should be read in conjunction with the audited financial statements and notes for the Company for the fiscal year ended December 31, 2000. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of those to be expected for the entire year.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses since inception that total approximately $7,400,000 and has used cash in operations of approximately $84,000 and $281,000 for the three month periods ended March 31, 2001 and 2000, respectively. The Company has a negative working capital of approximately $897,000 at March 31, 2001 and has negative tangible net worth of approximately $699,000 at March 31, 2001. In addition, the Company is currently in default on approximately $82,000 of notes payable. Additionally, the Company has not had significant revenues over the past two years. These issues indicate that the Company may be unable to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise additional capital, as well as generate revenues sufficient to result in future profitable operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2 - Per share calculations

Per share data was computed by dividing net loss by the weighted average number of shares outstanding during the three and month periods ended March 31, 2001 and 2000. The weighted average shares outstanding for the three month period ended March 31, 2001 was 19,850,845 as compared to 10,040,642 for the three months ended March 31, 2000.

Note 3 - Equity Transactions

Please refer to Audited Financial Statements consisting of the Company's balance sheet as of December 31, 2000, and related statements of operations, changes in stockholders' equity, and cash flows ended December 31, 2000, as audited by Pender, Newkirk & Company, Certified Public Accountant.

During the three month period ended March 31, 2001, the Company issued 370,000 shares of restricted common stock in satisfaction of notes payable, including interest, of $33,327.

During the three month period ended March 31, 2001, the Company issued 2,475,000 shares of restricted common stock in satisfaction of debt of $138,845.

During the three month period ended March 31, 2001, the Company issued 500,000 shares of restricted common stock valued at $35,000 for the payment of offering costs.

During the three month period ended March 31, 2001, the Company issued $250,000 of notes payable. In connection with the notes, the Company issued 300,500 shares of restricted common stock valued at $21,143 and detachable warrants to purchase 1,312,500 shares of restricted common stock valued at $42,295. These amounts have been recorded as a discount on the notes and are being amortized over the life of the note.

During the three month period ended March 31, 2001, the Company issued 2,098,750 shares of restricted common stock for services valued at $142,900.

                            UPSIDE DEVELOPMENT, INC.
                            (f/k/a ALOTTAFUN!, INC.)

                    Notes to Financial Statements (continued)


Note 4 - Deposits on Acquisitions

During the three month period ended March 31, 2001, the Company signed letters of intent to acquire three tire recycling companies and a logistics company. To-date the Company has made deposits of $158,108 on these acquisitions.

Until August 28, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

         The following table sets forth the expenses, other than the underwriting discounts and commissions, paid or payable by the Registrant in connection with the distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee........ $
Accounting fees and expenses............................... $10,000
Legal fees and expenses.................................... $10,000
Printing and engraving expenses............................ $ 2,500
Blue Sky fees and expenses (including legal fees).......... $ 2,500
TOTAL...................................................... $


                                     =======
                            UPSIDE DEVELOPMENT, INC.
                                ----------------
                                   PROSPECTUS
                                ----------------

                                ----------------


                                  August , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.
         -----------------------------------------

         Limitation of Liability and Indemnification matters

         The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

         This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

         The Registrant's predecessor limited liability company had liability insurance for its management committee members and officers and the Registrant intends to obtain directors' and officers' liability insurance for its directors and officers.

         Reference  is also made to the  Underwriting  Agreement  to be filed as
Exhibit 3(g) to the Registration Statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 26. Recent Sales of Unregistered Securities.
         ---------------------------------------

                  The following information describes sales of unregistered securities by the Registrant since December 31, 2000.

None.


Item 27. Exhibits and Financial Statement Schedule.
         -----------------------------------------

         (a)      The following documents are filed as part of this report:

                    (1)(2) CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. A list of the Consolidated Financial Statements filed as part of this Report is set forth in Item 8 and appears at Page F-1 of this Report; which list is incorporated herein by reference. The Financial Statement Schedules and the Report of Independent Auditors as to Schedules follow the Exhibits.

         (b)      (3) EXHIBITS.


     All of the items below are incorporated by reference to the Registrant's General Form 10-SB and amendments for Registration of Securities as previously filed.


                       EXHIBITS AND SEC REFERENCE NUMBERS

           Number      Title of Document
           ------      -----------------

           2(a)        Certificate of Incorporation (2)
           2(b)        Plan of Merger (2)
           2(c)        Agreement and Plan of Merger (2)
           2(d)        Certificate of Merger (2)
           2(e)        Amendment to Certificate of Incorporation to Increase Authorized Shares (2)
           2(f)        ByLaws (2)
           3(a)        Amended and Restated Certificate of Designation, Preferences and Rights of
                       Preferred Stock(2)
           3(b)        Convertible Debenture Agreement by and between Alottafun! and Lampton, Inc. and GEM
                       Management Limited dated December 8, 1998 (2)
           3(c)        2% Convertible Debenture (2)
           3(d)        Warrant to Purchase Common Stock (2)
           3(e)        Escrow Agreement (2)
           3(f)        Preferred Shareholder Agreement (2)
           3(g)        Form of Subscription Agreement for Selling  Shareholders (5)
           5.1         Legal Opinion of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. (1)
           6(a)        Agreement by and between Michael Porter and Brian Henke (2)
           6(b)        Employment Contract with Michael Porter dated 1/22/99 (2)
           6(c)        Employment Contract with David Bezalel dated  1/22/99 (2)
           6(d)        Employment Contract with Gerald Couture dated 1/22/99 (2)
           6(e)        Amended Investment Agreement by and between Alottafun! and Swartz Private Equity, LLC dated June 3, 1999 (4)
           6(f)        Amended  Registration  Rights  Agreement  by  and  between  Alottafun!  and  Swartz  Private
                       Equity,
                       LLC dated June 3, 1999 (2)
           6(g)        Stock Option Plan of Alottafun! dated May 1999 (3)

           6(h)        Joint  Venture  Agreement  by and  between  Alottafun!  and  E-Commerce  Fulfillment,  L.L.C.
                       dated May 17, 1999 (3)

           6(i)        Agreement of Waiver dated February 7, 2000 between Alottafun and
                       Swartz Private Equity, LLC (5)

           6(j)        Note Purchase Agreement between Upside Development,  Inc. and Augustine Associates,  L.L.C.
                       (1)

           6(k)        STOCK ESCROW AND SECURITY AGREEMENT (1)

           6(l)        Promissory Note (1)

           23.1        Consent of Pender, Newkirk & Company, C.P.A.'s, independent auditors (1)

          (1)  Filed herewith.

          (2)  Filed as exhibits to Form 10-SB filed on June 9, 1999.

          (3)  Filed as exhibits to Form 10-SB/A filed on September 21, 1999.

          (4)  Filed as exhibits to Form 10-SB/A filed on November 2, 1999.

          (5)  Filed as exhibits to Form SB-2 filed on July 12, 2000

          (c)  Reports on Form 8-K



Item 28.      Undertakings.
              ------------

                  The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby further undertakes that:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filled by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Form SB-2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Bend, Wisconsin, on this 1st day of August, 2001.



                                    UPSIDE DEVELOPMENT, INC.

Date:    August 1, 2001             By: /s/ Michael Porter
                                    -----------------------
                                    Michael Porter
                                    Chief Executive Officer,
                                    Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on the dates stated.


Signature                           Capacity                   Date
---------                           --------                   ----

/s/ Michael Porter              Chairman of the Board    August 1, 2001
------------------              Chief Executive Officer,
Michael Porter


/s/ Peter Paril                 President and Director   August 1, 2001
------------------
Peter Paril



LEGEND TO BE INSERTED ALONG LEFT-HAND SIDE OF COVER PAGE OF PROSPECTUS:



The information in this prospectus is not complete and may be changed. Upside Development Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.